Exhibit 10.1

AMENDMENT AND RESTATEMENT AGREEMENT, dated as of December 22, 2011 (this “Amendment”), to the Senior Secured Term Loan Agreement, dated as of December 21, 2006 and amended as of January 28, 2011 (the “Original Credit Agreement”), among ORCHARD SUPPLY HARDWARE LLC (“Borrower”), ORCHARD SUPPLY HARDWARE STORES CORPORATION, a Delaware corporation (“Holdings”), those certain Subsidiaries of Holdings parties thereto (together with Holdings, collectively, the “Guarantors”), the Term Lenders party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Term Lenders (in such capacity, the “Term Administrative Agent”) and JPMORGAN CHASE BANK, N.A., as collateral agent for the Term Lenders (in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower has requested an amendment to the Original Credit Agreement pursuant to which (a) certain of the Original Term Lenders (as defined below) shall agree to extend the maturity of their Term Loans and (b) certain other provisions of the Original Credit Agreement will be amended pursuant to the terms hereof and by operation of the Amended and Restated Credit Agreement (as defined below);

WHEREAS, each Original Term Lender that has executed and delivered a consent to this Amendment substantially in the form of Annex I hereto (each, a “Consent”) at or prior to the Deadline (each as defined below) and has agreed to convert the percentage (which percentage shall not be less than 75%) of the principal amount of its Original Term Loans specified in the Consent delivered by such Original Term Lender into loans to the Borrower that shall be referred to as “Term B-2 Loans” on the Effective Date shall be referred to as a “Term B-2 Lender” (collectively, the “Term B-2 Lenders”), which conversion and Term B-2 Loans shall be subject to the terms and subject to the conditions set forth herein and in the Amended and Restated Credit Agreement;

WHEREAS, in order to effectuate the foregoing, the Borrower and the other parties hereto desire to amend and restate, as of the Effective Date, the Amended and Restated Credit Agreement, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Definitions. The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural form thereof):

“Applicable Real Property Transactions” means the sale of the Hollywood store and the sale-leasebacks of the Silver Creek, Cottle and Pismo stores, in each case of the Unrestricted Subsidiary.

“Original Term Loan” means a “Term Loan” as defined in the Original Credit Agreement.

“Original Term Lender” means a “Term Lender” as defined in the Original Credit Agreement.

SECTION 1.2 Other Definitions. Capitalized terms used but not otherwise defined herein (including the preliminary statements hereto) have the meanings assigned to them in the Original Credit Agreement or the Amended and Restated Credit Agreement, as the context may require. The provisions of Section 1.02 of the Original Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

ARTICLE II

AMENDMENT AND RESTATEMENT

SECTION 2.1 Amendments. Effective as of the Effective Date:

(a) the Original Credit Agreement is hereby amended and restated in its entirety to be in the form of the Amended and Restated Credit Agreement attached as Exhibit A hereto (the Original Credit Agreement as so amended and restated, the “Amended and Restated Credit Agreement”); and

(b) Exhibit A to the Original Credit Agreement is hereby amended and restated to be in the form of Exhibit B hereto.

(c) Exhibit C hereto is hereby incorporated as Exhibit G to the Amended and Restated Credit Agreement.

(d) Exhibit D hereto is hereby incorporated as Exhibit H to the Amended and Restated Credit Agreement.

(e) Exhibit E hereto is hereby incorporated as Exhibit I to the Amended and Restated Credit Agreement.

(f) Schedule 3.06 to the Original Credit Agreement is hereby amended and restated to be in the form of Exhibit F hereto.

(g) The Term Loan Security Agreement is hereby amended as follows:

(i) Sections 3.2, 3.3, 3.4, 3.6, 3.9, 3.12(c) and 3.13 are each amended by replacing the words “date hereof” in each place they appear in such Sections with the words “Closing Date”.

(ii) Section 3.5 is hereby amended by (I) inserting the words “on the Closing Date” after the words “Term Loan Security Agreement” in the first sentence thereof and (II) replacing the words “past five years” with the words “five years prior to the Closing Date” in the second sentence thereof.

(iii) Section 3.8 is hereby amended by inserting the words “as of the Closing Date” immediately preceding clause (a) thereof.

(iv) Section 3.10 is hereby amended by inserting the words “as of the Closing Date” immediately following the word “statute”.

(v) Section 3.12 is hereby amended by (I) inserting the words “as of the Closing Date” immediately at the end of the first sentence of clause (a) thereof, (II) inserting the words “As of the Closing Date,” immediately at the beginning of the second sentence of clause (a) thereof, and (III) inserting the words “as of the Closing Date,” immediately following the words “Exhibit E,” in clause (c) thereof.

SECTION 2.2 Exhibits. Except as expressly set forth above or provided in Section 4.11 below, all exhibits referred to in the Amended and Restated Credit Agreement shall be deemed to refer to the corresponding exhibits to the Original Credit Agreement.

ARTICLE III

CONVERSION

SECTION 3.1 Conversion.

(a) On the Effective Date (as defined below), the percentage (which percentage shall not be less than 75%) of the aggregate principal amount of all Original Term Loans of each Term B-2 Lender specified in the Consent delivered by such Term B-2 Lender shall be converted into Term B-2 Loans of such Term B-2 Lender, and shall continue to be in effect and outstanding under the Amended and Restated Credit Agreement on the terms and conditions set forth therein.

(b) The Original Term Loans of any Original Term Lender that are not converted into Term B-2 Loans shall constitute “Term B-1 Loans” under the Amended and Restated Credit Agreement and such Original Term Lenders holding such Term B-1 Loans shall constitute “Term B-1 Lenders” under the Amended and Restated Credit Agreement.

ARTICLE IV

CONDITIONS PRECEDENT TO EFFECTIVENESS

This Amendment shall become effective when each of the conditions set forth below shall have been satisfied (the first date as of which each such condition has been satisfied being herein called the “Effective Date”).

SECTION 4.1 Execution of Documents. The Term Administrative Agent shall have received counterparts to this Amendment, duly executed and delivered by the Borrower, Holdings and each Guarantor and Consents from the Required Term Lenders. Unless the Borrower otherwise consents, the Term Administrative Agent shall have received such Consents from Original Term Lenders holding no less than 75% of the aggregate outstanding principal amount of the Original Term Loans that have elected to convert such Original Term Loans to Term B-2 Loans.

SECTION 4.2 Consent Fee. The Term Administrative Agent shall have received from the Borrower a consent fee payable in dollars for the account of each Term B-2 Lender that has returned an executed Consent to this Amendment to the Term Administrative Agent at or prior to 5:00 p.m., New York City time on December 13, 2011 (the “Deadline”) equal to 0.25% of the aggregate principal amount of the Term B-2 Loans held by such Term B-2 Lender as of the Effective Date (after giving effect to the prepayment of Term B-2 Loans on the Effective Date pursuant to Section 4.3).

SECTION 4.3 Term B-2 Loan Prepayment. The Term Administrative Agent shall have received from the Borrower an amount in dollars sufficient to make the prepayment required by Section 2.11(f) of the Amended and Restated Credit Agreement.

SECTION 4.4 Payment of Interest. The Term Administrative Agent shall have received from the Borrower an amount in dollars sufficient to make the payment of interest required by Section 2.02(a)(iii) of the Amended and Restated Credit Agreement.

SECTION 4.5 ABL Loans. The Term Administrative Agent shall be satisfied that the aggregate principal amount of loans and letters of credit outstanding under the ABL Credit Agreement on the Effective Date after giving effect to the prepayment of the Term B-2 Loans required by Section 2.11(f) of the Amended and Restated Credit Agreement shall be less than $37.5 million plus, to the extent that the Applicable Real Property Transactions have not been consummated, $10.0 million.

SECTION 4.6 Certificate of Responsible Officer. The Term Administrative Agent shall have received a certificate of a Secretary or Assistant Secretary of the Borrower on the Effective Date, certifying that (i) both immediately before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties set forth in the Amended and Restated Credit Agreement and each other Loan Document are true and correct in all material respects as of such date (or, in the case of any representation or warranty expressly made as of an earlier date, such representation or warranty is true and correct in all material respects as of such earlier date) before and after giving effect to this Amendment.

SECTION 4.7 Fees and Expenses. The Term Administrative Agent and J.P. Morgan Securities LLC shall have been paid all fees and, to the extent invoiced, expenses required to be paid by the Borrower in connection with this Amendment.

SECTION 4.8 Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Term Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of this Amendment and the Amended and Restated Credit Agreement, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign this Amendment and the Amended and Restated Credit Agreement, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

SECTION 4.9 Legal Opinion. The Term Administrative Agent shall have received a reasonably satisfactory legal opinion of counsel to the Loan Parties.

SECTION 4.10 Lien Searches. The Term Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions of organization and federal tax and judgment lien searches, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 of the Amended and Restated Credit Agreement or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Term Administrative Agent.

SECTION 4.11 ABL Administrative Agent. The Term Administrative Agent shall have received evidence of the written consent of the ABL Administrative Agent pursuant to Section 8.1(b) of the Intercreditor Agreement or the Intercreditor Agreement shall have otherwise been amended to reflect the terms of the Term B-2 Loans (and each Term Lender that has executed a Consent hereby consents to any such amendment of the Intercreditor Agreement).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1 Representations and Warranties. Each of the representations and warranties set forth in the Amended and Restated Credit Agreement and each other Loan Document are true and correct in all material respects as of the Effective Date (or, in the case of any representation or warranty expressly made as of an earlier date, such representation or warranty is true and correct in all material respects as of such earlier date) before and after giving effect to this Amendment.

SECTION 5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and each other Loan Document executed or to be executed in connection with this Amendment are within each Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder action. This Agreement and each other Loan Document executed or to be executed in connection with this Amendment have been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 5.3 No Conflicts. The execution, delivery and performance of this Agreement and each other Loan Document executed or to be executed in connection with this Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) do not conflict with or will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 5.4 No Default. Both immediately before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 6.2 Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

SECTION 6.3 Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 6.4 Effect of Amendment. On and after the Effective Date, each reference to the Original Credit Agreement in any Loan Document shall be deemed to be a reference to the Amended and Restated Credit Agreement. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Original Credit

Agreement, the Amended and Restated Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall constitute a “Loan Document” for all purposes of the Amended and Restated Credit Agreement and the other Loan Documents. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Collateral Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ORCHARD SUPPLY HARDWARE LLC, as Borrower

By:	/s/ Michael Fox
Name: Michael Fox
Title: SVP & General Counsel

ORCHARD SUPPLY HARDWARE STORES CORPORATION, as Holdings

By:	/s/ Michael Fox
Name: Michael Fox
Title: SVP & General Counsel

OSH FINANCE CORPORATION, as a Guarantor

By:	/s/ Michael Fox
Name: Michael Fox
Title: SVP & General Counsel

[Amendment and Restatement Agreement]

JPMORGAN CHASE BANK, N.A., as Term Administrative Agent

By:	/s/ Sarah L. Freedman
Name: Sarah L. Freedman
Title: Vice President

[Amendment and Restatement Agreement]

Names of Lenders Signing a Consent to the Amendment and Restatement Agreement

ACA CLO 2005-1 LTD

ACA CLO 2006-1 LIMITED

ACA CLO 2006-2 LTD

ACA CLO 2007-1 LTD

APIDOS CDO I

APIDOS CDO II

APIDOS CDO III

APIDOS CDO IV

APIDOS CDO V

APIDOS CINCO CDO

APIDOS QUATTRO CDO

OLYMPIC CLO I LTD

SAN GABRIEL CLO I LTD

SHASTA CLO I LIMITED

SIERRA CLO II LTD

WHITNEY CLO I LTD

GULF STREAM—SEXTANT CLO 2006-1 LTD

GULF STREAM—SEXTANT CLO 2007-1 LTD

GULF STREAM-COMPASS CLO 2005-II LTD

GULF STREAM-COMPASS CLO 2007 LTD

GULF STREAM-RASHINBAN CLO 2006-I LTD

ARES ENHANCED CREDIT OPPORTUNITIES FUNDLTD

ARES IIIR IVR CLO LTD

ARES VIII CLO LTD

ARES XI CLO LTD

CONFLUENT 2 LIMITED

BALLANTYNE FUNDING LLC

GRACE BAY HOLDINGS II LLC

BLUEMOUNTAIN CLO III LTD

CARLYLE AZURE CLO, LTD

CARLYLE DAYTONA CLO LTD

CARLYLE MCLAREN CLO LTD

CARLYLE MODENA CLO LTD

CARLYLE VANTAGE CLO, LTD

FOOTHILL CLO I LTD

DUANE STREET CLO 1 LTD

DUANE STREET CLO II LTD

DUANE STREET CLO III LTD

DUANE STREET CLO IV LTD

NAVIGATOR CDO 2003 LTD

NAVIGATOR CDO 2004 LTD

NAVIGATOR CDO 2006 LTD

[Amendment and Restatement Agreement]

GENESIS CLO 2007-1 LTD

GULF STREAM COMPASS CLO 2003-1LTD

GULF STREAM-COMPASS CLO 2002-1

NEPTUNE FINANCE CCS LTD

HARCH CLO III LIMITED

LOAN FUNDING VII LLC

LATITUDE CLO II LTD

MJX—VENTURE IV CDO LIMITED

VEER CASH FLOW CLO LTD

VENTURE III CDO LIMITED

VENTURE IX CDO LIMITED

VENTURE VII CDO LIMITED

VENTURE VIII CDO LIMITED

NOB HILL CLO II LIMITED

DRYDEN V LEVERAGED LOAN CDO 2003

DRYDEN VII-LEVERAGED LOAN CDO 2004

DRYDEN XI-LEVERAGED LOAN CDO 2006

GATEWAY CLO LIMITED

CANNINGTON FUNDING LTD

COMSTOCK FUNDING LTD

ECP CLO 2008-1 LTD

GREENS CREEK FUNDING LTD

SILVER CREST CBNA LOAN FUNDING LLC

[Amendment and Restatement Agreement]

Annex I

CONSENT TO AMENDMENT

CONSENT (this “Consent”) to the Amendment & Restatement (the “Amendment”) of that certain Credit Agreement dated as of December 21, 2006 (as amended through the date hereof, the “Credit Agreement”), among ORCHARD SUPPLY HARDWARE LLC (“Borrower”), ORCHARD SUPPLY HARDWARE STORES CORPORATION, a Delaware corporation (“Holdings”), those certain Subsidiaries of Holdings parties hereto (together with Holdings, collectively, the “Guarantors”), the Term Lenders party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Term Lenders (in such capacity, the “Term Administrative Agent”) and JPMORGAN CHASE BANK, N.A., as collateral agent for the Term Lenders (in such capacity, the “Collateral Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Amendment.

Term Lenders

☐	The undersigned Term Lender hereby irrevocably and unconditionally approves of and consents to the Amendment and consents to convert 100% of the outstanding principal amount of the Term Loan held by such Term Lender into a Term B-2 Loan in a like principal amount.

OR

☐

The undersigned Term Lender hereby irrevocably and unconditionally approves of and consents to the Amendment and consents to convert             %[1] of the outstanding principal amount of the Term Loan held by such Term Lender into a Term B-2 Loan in a like principal amount.

OR

☐	The undersigned Term Lender hereby irrevocably and unconditionally approves of and consents to the Amendment.

[1]	Such amount not to be less than 75% of the outstanding principal amount of the Original Term Loans held by such Term Lender prior to such conversion.

Annex I

IN WITNESS WHEREOF, the undersigned has caused this Consent to be executed and delivered by a duly authorized officer.

Date: December __, 2011

as a Term Lender (type name of the legal entity)

By:
Name:
Title:

If a second signature is necessary:

By:
Name:
Title:

Annex I

Exhibit A to

Restatement Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

[SEE ATTACHED]

AMENDED AND RESTATED

SENIOR SECURED TERM LOAN AGREEMENT

by and among

ORCHARD SUPPLY HARDWARE LLC,

as Borrower,

and

ORCHARD SUPPLY HARDWARE STORES CORPORATION,

and certain other Subsidiaries of Orchard Supply Hardware Stores Corporation

as Guarantors

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Term Administrative Agent

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

and

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunning Manager and as Sole Lead Arranger

As Amended and Restated as of December 22, 2011

Page
ARTICLE I DEFINITIONS	1
SECTION 1.01. Defined Terms	1
SECTION 1.02. Terms Generally	27
SECTION 1.03. Accounting Terms; GAAP	27

ARTICLE II THE AMOUNT AND TERMS OF TERM COMMITMENT	27
SECTION 2.01. Term Commitments	27
SECTION 2.02. Special Provisions Relating to Reclassifications of Original Term Loans into Term B-1 Loans and Conversions of Original Term Loans into Term B-2 Loans	28
SECTION 2.03. Procedure for Borrowing	29
SECTION 2.04. Extension of Term B-1 Loans.	29
SECTION 2.05. Refinancing Amendments	31
SECTION 2.06. [Reserved]	32
SECTION 2.07. Funding of Refinancing Term Loans	32
SECTION 2.08. Interest Elections	32
SECTION 2.09. [Reserved]	33
SECTION 2.10. Repayment of Term Loans; Evidence of Debt	33
SECTION 2.11. Prepayment of Term Loans	34
SECTION 2.12. Fees	39
SECTION 2.13. Interest	39
SECTION 2.14. Alternate Rate of Interest	40
SECTION 2.15. Increased Costs	40
SECTION 2.16. Break Funding Payments	41
SECTION 2.17. Taxes	42
SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs	43
SECTION 2.19. Mitigation Obligations; Replacement of Term Lenders	44
SECTION 2.20. Returned Payments	45

ARTICLE III REPRESENTATIONS AND WARRANTIES	45
SECTION 3.01. Organization; Powers	45
SECTION 3.02. Authorization; Enforceability	45
SECTION 3.03. Governmental Approvals; No Conflicts	46
SECTION 3.04. Financial Condition; No Material Adverse Change	46

SCHEDULES:

Leasehold Property Schedule
Schedule 3.05 – Properties / Intellectual Property
Schedule 3.06 – Disclosed Matters
Schedule 3.13 – Insurance
Schedule 3.14 – Capitalization and Subsidiaries
Schedule 3.15 – Security Interest in Collateral
Schedule 3.20 – Corporate Names
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of Borrower’s Counsel
Exhibit C – Form of Compliance Certificate
Exhibit D – Form of Joinder Agreement
Exhibit E – Form of Intercreditor Agreement
Exhibit F – [Reserved]
Exhibit G – Form of Discounted Prepayment Option Notice
Exhibit H – Form of Lender Participation Notice
Exhibit I – Form of Discounted Voluntary Prepayment Notice

AMENDED AND RESTATED SENIOR SECURED TERM LOAN AGREEMENT, dated as of December 22, 2011 (as it may be further amended or modified from time to time, this “Agreement”), among ORCHARD SUPPLY HARDWARE LLC (“Borrower”), ORCHARD SUPPLY HARDWARE STORES CORPORATION, a Delaware corporation (“Holdings”), those certain Subsidiaries of Holdings parties hereto (together with Holdings, collectively, the “Guarantors”), the Term Lenders party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Term Lenders (in such capacity, the “Term Administrative Agent”) and JPMORGAN CHASE BANK, N.A., as collateral agent for the Term Lenders (in such capacity, the “Collateral Agent”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Administrative Agent” means Wells Fargo Retail Finance LLC, in its capacity as administrative agent for the ABL Lenders under the ABL Credit Agreement, or its successors.

“ABL Credit Agreement” means the Second Amended and Restated Senior Secured Credit Agreement dated as of January 29, 2010 among the Borrower, the Loan Guarantors, the ABL Lenders and the ABL Administrative Agent.

“ABL Credit Commitment” has the meaning assigned to “Revolving Commitment” in the ABL Credit Agreement.

“ABL Facility” means the revolving facility under the ABL Credit Agreement.

“ABL Facility Primary Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABL Lenders” means the lenders and Issuing Bank under the ABL Credit Agreement.

“ABL Loan Documents” means the “Loan Documents” (as such term is defined in the ABL Credit Agreement).

“ABL Loans” means the loans and advances made by the ABL Lenders under the ABL Credit Agreement.

“ABL Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, dated as of January 29, 2010, between the Loan Parties and Wells Fargo Retail Finance LLC, in its capacity as collateral agent for the benefit of itself, the ABL Administrative Agent and the ABL Lenders, and any other pledge or security agreement (other than the Leasehold Mortgages and the Leasehold Mortgage Supporting Documents) entered into, after the date of the ABL Credit Agreement by any other Loan Party (as required by the ABL Credit Agreement or any other ABL Loan Document), or any other Person, granting a Lien on any property to secure the obligations and liabilities of any Loan Party under any ABL Loan Document, as the same may be amended, restated or otherwise modified from time to time.

“ABR”, when used in reference to any Term Loan, refers to whether such Term Loan, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(g)(iii).

“Acceptance Date” has the meaning assigned to such term in Section 2.11(g)(ii).

“Account” has the meaning assigned to such term in the Term Loan Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Term Lender at such time) that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with Section 2.05, provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Term Administrative Agent (such approval not to be unreasonably withheld) and (ii) the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that in no event shall the Adjusted LIBO Rate for any Eurodollar Loan that is a Term B-2 Loan be less than 1.25%.

“Adjusted Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Funded Debt outstanding as of such date minus any Unrestricted Cash over $3,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ending on such date.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Term Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Term Administrative Agent, the Collateral Agent and the Lead Arranger.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%; provided that in no event shall the Alternate Base Rate for any ABR Loan that is a Term B-2 Loan be less than the sum of the Adjusted LIBO Rate calculated for such day based on an Interest Period of one month (after giving effect to the proviso to the definition of “Adjusted LIBO Rate”) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Appliances Agreement” means the Consignment Agreement, dated as of October 26, 2011, between the Borrower and Sears Authorized Hometown Stores, LLC.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(g)(iii).

“Applicable Rate” means:

(a) with respect to Term B-1 Loans, (i) if the Adjusted Leverage Ratio as of any date of determination is greater than 3.75:1.00, with respect to (x) ABR Loans, a percentage per annum equal to the Alternate Base Rate plus 3.75% and (y) Eurodollar Loans, a percentage per annum equal to the Adjusted LIBO Rate plus 4.75% or (ii) if the Adjusted Leverage Ratio as of any date of determination is less than or equal to 3.75:1.00, with respect to (x) ABR Loans, a percentage per annum equal to the Alternate Base Rate plus 3.50% and (y) Eurodollar Loans, a percentage per annum equal to the Adjusted LIBO Rate plus 4.50%; and

(b) with respect to Term B-2 Loans, (i) in the case of ABR Loans, a percentage per annum equal to the Alternate Base Rate plus 4.75% and (y) in the case of Eurodollar Loans, a percentage per annum equal to the Adjusted LIBO Rate plus 5.75%.

Notwithstanding the foregoing, (x) the Applicable Rate in respect of Extended Term Loans of any Extension Series or Refinancing Term Loans of any Refinancing Series shall be the applicable percentages per annum provided pursuant to the relevant Extension Amendment or Refinancing Amendment, as the case may be, and (y) the Applicable Rate in respect of Term B-2 Loans shall be increased as, and to the extent, necessary to comply with the provisions of Sections 2.04 and 2.05.

For purposes of the foregoing, (a) the Applicable Rate with respect to Term B-1 Loans shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly, as applicable, consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate with respect to Term B-1 Loans resulting from a change in the Adjusted Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Term Administrative Agent of such consolidated financial statements and certificate of a Financial Officer of the Borrower indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Adjusted Leverage Ratio shall be deemed to be greater than 3.75:1.00 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Term Administrative Agent or at the request of the Required Term Lenders if the Borrower fails to deliver the annual, quarterly or monthly (if applicable) consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements and certificate of a Financial Officer of the Borrower are delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Ares Capital Markets Group” means any collateralized loan obligation fund, any collateralized debt obligation fund, any collateralized bond obligation fund, any distressed asset fund, any hedge fund or any other similar fund managed by Ares Management LLC or one of its Affiliates.

“Asset Sale” means any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party which constitutes Collateral, other than dispositions described in Section 6.05(a) through (d), (f), (g) and (h).

“Assignment and Assumption” means an assignment and assumption entered into by a Term Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Term Administrative Agent, in the form of Exhibit A or any other form approved by the Term Administrative Agent.

“Authorized Seller Agreement” means the Authorized Seller Agreement, dated as of November 23, 2005, between the Borrower and Sears.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing Request” means a request by the Borrower for the Refinancing Term Loans in accordance with Section 2.03.

“Brands Agreement” means (x) prior to any Spin-Off, the Amended and Restated Brand Sales Agreement, dated as of December 21, 2006 between the Borrower and Sears and (y) on or after the Spin-Off if a Spin-Off occurs, any one or more brands license agreements, to be effective on or about the date of the Spin-Off, between the Borrower and Sears Brand Management Corporation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or in San Jose, California are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, any expenditure or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed or reimbursed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired, (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (z) tenant improvement allowances or landlord contributions, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller for such equipment being traded in at such time, or (iii) the purchase of plant, property or equipment to the extent financed or reimbursed with the proceeds of (A) tenant improvement allowances or landlord contributions or (B) an Asset Sale or Property Loss Event that are not required to be applied to prepay the Obligations pursuant to Section 2.11(b).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Restatement Effective Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Restatement Effective Date.

“Change in Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any one or more Permitted Holders;

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c) prior to the first Public Equity Offering, the Permitted Holders cease to be the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 50% of the total voting power of the Voting Stock of the Borrower or Holdings, whether as a result of the issuance of securities of the Borrower or Holdings, any merger, consolidation, liquidation or dissolution of the Borrower or Holdings, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (c), the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation);

(d) on or after the first Public Equity Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Borrower or Holdings; provided, however, that the Permitted Holders are the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Borrower or Holdings than such other person or group (for purposes of this clause (d), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by a parent corporation so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation);

(e) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors, other than pursuant to the right of a Permitted Holder to designate members of the Board of Directors of Holdings pursuant to the Stockholders’ Agreement; or

(f) the occurrence of a “Change in Control” (or any comparable term) under, and as defined in, (i) any document or instrument evidencing or governing any Material Indebtedness of the Borrower and its Subsidiaries, (ii) any Related Document and (iii) the ABL Credit Agreement.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Term Lender (or, for purposes of Section 2.15(b), by any lending office of such Term Lender or by such Term Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class” (a) when used with respect to Term Lenders, refers to whether such Term Lenders are Term B-1 Lenders, Term B-2 Lenders, Refinancing Term Lenders for a given Refinancing Series of Refinancing Term Loans, or Extending Term Lenders for a given Extension Series of Extended Term Loans, (b) when used with respect to Term Commitments, refers to whether such Term Commitments are Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Term Loans or a Term Borrowing, refers to whether such Term Loans, or the Term Loans comprising such Term Borrowing, are Term B-1 Loans, Term B-2 Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series.

“Closing Date” means December 21, 2006.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” referred to in the Collateral Documents.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Agent” has the meaning assigned to such term in the preamble.

“Collateral Documents” means, collectively, the Term Loan Security Agreement, the Leasehold Mortgages and any other documents granting, perfecting or evidencing a Lien upon the Collateral in favor of the Collateral Agent, on behalf of itself, the Term Administrative Agent and the Term Lenders, as security for payment of the Obligations.

“Commitment Schedule” means the Schedule attached to the Original Credit Agreement identified as such.

“Consent” means a consent in the form of Annex I to the Restatement Agreement delivered by each Original Term Lender pursuant to which such Original Term Lender has agreed to convert the percentage of the principal amount of its Original Term Loans specified in such consent into Term B-2 Loans.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets (other than cash and cash equivalents) of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person and its Subsidiaries, but excluding, in the case of the Borrower the sum of (a) the principal amount of any current portion of long-term Consolidated Total Funded Debt and (b) (without duplication of clause (a) above) the then outstanding principal amount of the ABL Loans and the Term Loans.

“Consolidated Total Funded Debt” means, at any date, the aggregate principal amount of all Indebtedness described in clauses (a), (b), (e), (f) (to the extent that such Guarantee is with respect to Indebtedness described in clauses (a), (b), (e) and (g) and such Person has become obligated to make payment in respect of such Guarantee) and (g) of the definition of “Indebtedness” of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP but excluding any Qualified Subordinated PIK Debt of the Borrower and its Subsidiaries at such date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who (a) was a member of such Board of Directors on the date of this Agreement; or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Term B-2 Percentage” means, with respect to any Original Term Lender, the percentage of the principal amount of Original Term Loans of such Original Term Lender specified to be converted into Term B-2 Loans in such Original Term Lender’s Consent; provided that such percentage shall not be less than 75% of the outstanding principal amount of the Original Term Loans held by such Original Term Lender prior to such conversion.

“Credit Card Account Receivable” means each “Account” together with all income, payments and proceeds thereof, owed by any Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of the Borrower or any of its Restricted Subsidiaries on credit cards issued by such Credit Card Issuer or processed by such Credit Card Processor in connection with the sale of goods by the Borrower or any of its Restricted Subsidiaries, or services performed by the Borrower or any of its Restricted Subsidiaries, in each case in the ordinary course of its business.

“Credit Card Issuer” shall mean any Person who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any sales transactions of any Loan Party involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by the Borrower or any of its Restricted Subsidiaries and which is not permitted under Section 6.01.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Term Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Collateral Agent, with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discount Range” has the meaning assigned to such term in Section 2.11(g)(ii).

“Discounted Prepayment Option Notice” has the meaning assigned to such term in Section 2.11(g)(ii).

“Discounted Voluntary Prepayment” has the meaning assigned to such term in Section 2.11(g)(i).

“Discounted Voluntary Prepayment Notice” has the meaning assigned to such term in Section 2.11(g)(v).

“Document” has the meaning assigned to such term in the Term Loan Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) provision for income taxes or tax sharing distributions paid pursuant to Section 6.08(a)(iv) for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any non-recurring fees, cash charges and other cash expenses made in connection with the Transactions for such period, (vi) any extraordinary non-recurring, non-cash restructuring charges for such period, (vii) any non-recurring fees, expenses or charges in respect of professional or financial advisory, investment banking, financing, underwriting, placement agent or other similar services (including fees and expenses of legal counsel, consultants and accountants) for such period to the extent related to any equity offering, investment, acquisition, divestiture or recapitalization permitted hereunder or any issuance of indebtedness permitted to be incurred hereunder (whether or not successful) up to a maximum aggregate amount of $15,000,000 during the term of this Agreement, (viii) non-cash charges for share-based payments (as defined in accordance with GAAP) to employees and directors for such period, (ix) any extraordinary losses for such period, (x) any other non-cash charges for such period (including non-cash rental expense but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) and (xi) (A) costs and expenses incurred in connection with the consummation of a corporate strategic transaction, including costs incurred as a result of any Public Equity Offering or other disposition of Equity Interests of Holdings by any of the Permitted Holders, and transaction and operating costs and expenses incurred in connection with building the infrastructure necessary for the Borrower and Holdings to operate as a public company subject to the registration and reporting requirements of the securities laws and costs and expenses in connection with any litigation or any regulatory action existing as of January 28, 2011, including costs associated with any settlement or judgment in an aggregate amount for all such items pursuant to this subclause (A) from and after January 28, 2011 not to exceed $4,000,000 and (B) costs of any merchandise mark-downs in an aggregate amount for all such items pursuant to this subclause (B) from and after January 28, 2011 not to exceed $4,000,000, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) and (a)(x) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period the Borrower or any

Subsidiary shall have made a Material Acquisition or a Material Disposition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” and “Material Disposition” means any acquisition or disposal as applicable of property or series of related acquisitions or disposal as applicable of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person.

“ECF Percentage” means 75%; provided that with respect to each fiscal year of the Borrower, the ECF Percentage shall be 50% in respect of such fiscal year if the Adjusted Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00:1.00 but greater than 2.00:1:00; and provided, further, that the ECF Percentage shall be 25% in respect of such fiscal year if the Adjusted Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.00:1.00; provided, however, that if on the date that is 5 days after the date on which the Borrower is required to deliver its financial statements pursuant to Section 5.01(a) hereof for any relevant year a Ratings Condition shall exist, the ECF Percentage shall be 100% in respect of such fiscal year.

“Effective Yield” means, as to any Term Loans of any Class, the effective yield on such Term Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the original stated life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Term Lenders making such Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Term Lenders and customary consent fees paid generally to consenting Term Lenders.

“Eligible Accounts” has the meaning assigned to such term in the ABL Credit Agreement.

“Eligible Credit Card Receivables” has the meaning assigned to such term in the ABL Credit Agreement.

“Eligible Inventory” has the meaning assigned to such term in the ABL Credit Agreement.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to the extent relating to the presence or exposure to Hazardous Materials, to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any Plan to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Term Loan, refers to whether such Term Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any period, (a) the sum of (without duplication) (i) Net Income for such period (determined for the Borrower and its Restricted Subsidiaries only), (ii) the excess, if any, of the Working Capital of the Borrower and its Restricted Subsidiaries at the beginning of such period over the Working Capital of the Borrower and its Restricted Subsidiaries at the end of such period, (iii) an amount equal to the amount of all non-cash charges of the Borrower and the Restricted Subsidiaries to the extent deducted in arriving at such Net Income and (iv) an amount equal to the aggregate net non-cash loss on asset dispositions by the Borrower and the Restricted Subsidiaries during such period (other than asset dispositions in the ordinary course of business) to the extent deducted in arriving at such Net Income minus (b) the sum of (without duplication) (i) scheduled and mandatory cash principal payments on the ABL Loans and the Term Loans (excluding mandatory prepayments in respect of Excess Cash Flow pursuant to Section 2.11(c) hereof) during such period (but only, in the case of payment in respect of ABL Loans, to the extent that the ABL Credit Commitments are permanently reduced by the amount of such payments), (ii) scheduled and (other than with respect to Indebtedness incurred pursuant to Section 6.01(o)) mandatory cash principal payments made by the Borrower or any of its Restricted Subsidiaries during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement, (iii) scheduled and mandatory payments made by the Borrower or any of its Restricted Subsidiaries on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted by this Agreement, (iv) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, Capital Expenditures made by the Borrower or any of its Restricted Subsidiaries during such period to the extent permitted by this Agreement, (v) the excess, if any, of the Working Capital of the Borrower and its Restricted Subsidiaries at the end of such period over the Working Capital of the Borrower and its Restricted Subsidiaries at the beginning of such period, (vi) an amount equal to the amount of all non-cash credits of the Borrower and the Restricted Subsidiaries included in arriving at such Net Income, (vii) an amount equal to the aggregate net non-cash gain on asset dispositions by the Borrower and the Restricted Subsidiaries during such period (other than asset dispositions in the ordinary course of business) to the extent included in arriving at such Net Income, (viii) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, provided that such payments have been previously accrued and deducted from EBITDA (pursuant to clause (b)(i) of the definition thereof) for the purposes of calculating the Adjusted Leverage Ratio, (ix) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of investments and acquisitions made by the Borrower and the Restricted Subsidiaries during such period to the extent permitted by this Agreement and to the extent that such investments and acquisitions were not financed by the incurrence of Indebtedness, (x) the amount of Restricted Payments paid by the Borrower during such period to the extent permitted by this Agreement, (xi) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period to the extent that such expenditures are not expensed during such period, (xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions or Capital Expenditures to be consummated or made during the period of two consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of cash actually utilized to finance such acquisitions or Capital Expenditures during such period of two consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of two consecutive fiscal quarters, and (xiii) the amount of cash taxes paid by the Borrower and the Restricted Subsidiaries during such period to the extent they exceed the amount of tax expense of the Borrower and the Restricted Subsidiaries deducted in determining Net Income for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Term Administrative Agent, any Term Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Term Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” has the meaning assigned to such term in the ABL Credit Agreement.

“Extended Maturity Date” means December 21, 2015.

“Extending Term Lender” means, at any time, any Term Lender that has an Extended Term Loan at such time.

“Extended Term Loans” has the meaning provided in Section 2.04(a).

“Extension” means any establishment of Extended Term Loans pursuant to Section 2.04 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.04(c).

“Extension Election” has the meaning provided in Section 2.04(b).

“Extension Request” has the meaning provided in Section 2.04(a).

“Extension Series” has the meaning provided in Section 2.04(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Term Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the president, chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower or Holdings, as applicable.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble.

“Home Services Agreement” means the Home Services Agreement, dated as of November 23, 2005, between the Borrower and Sears.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP but including any liquidated earn-out), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnification Agreements” means (a) the Guaranty of Recourse Obligations dated October 27, 2010, from Holdings, the Borrower and OSH Finance Corporation in favor of Wells Fargo Bank, N.A., as administrative agent, and each lender party to the Real Estate Credit Agreement, (b) the Guaranty of Payment dated October 27, 2010, from Holdings, the Borrower and OSH Finance Corporation in favor of Wells Fargo Bank, N.A., as administrative agent, and each lender party to the Real Estate Credit Agreement, and (c) the Environmental and Hazardous Materials Indemnification Agreement dated October 27, 2010, from Holdings, the Borrower and OSH Finance Corporation in favor of Wells Fargo Bank, N.A., as administrative agent, and each lender party to the Real Estate Credit Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated December 2006 and relating to the Borrower and the Transactions.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, substantially in the form of Exhibit E, among the Term Administrative Agent, the ABL Administrative Agent, the Collateral Agent, the Borrower and the Loan Parties.

“Interest Election Request” means a request by the Borrower to convert or continue a Term Loan in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each of March, June, September and December and the applicable Term Loan Maturity Date thereof, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to such Term Loan and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Term Loan Maturity Date thereof.

“Interest Period” means with respect to any Eurodollar Loan, the period commencing on the date of such Term Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to all Term Lenders, seven days or nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Inventory” has the meaning assigned to such term in the Term Loan Security Agreement.

“Issuing Bank” has the meaning assigned to such term in the ABL Credit Agreement.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Latest Maturity Date” means, at any date of determination, the latest Term Loan Maturity Date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Term B-2 Loan, any Extended Term Loan or any Refinancing Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Lead Arranger” means J.P. Morgan Securities LLC.

“Leasehold Mortgages” means the leasehold mortgages in favor of the Collateral Agent made by the Borrower or any other Loan Party, each in form and substance reasonably satisfactory to the Term Administrative Agent with respect to the real property listed on the Leasehold Property Schedule.

“Leasehold Mortgage Supporting Documents” means, with respect to a Leasehold Mortgage, each of the following:

(A) (i) evidence in form and substance reasonably satisfactory to the Term Administrative Agent that the recording of counterparts of such Leasehold Mortgage in the recording offices specified in such Leasehold Mortgage will create a valid and enforceable first priority lien on the rights described therein in favor of the Collateral Agent for the benefit of the Collateral Agent, the Term Administrative Agent and the Term Lenders (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted under Section 6.02 and (B) such other Liens as the Term Administrative Agent may reasonably approve and (ii) an opinion of counsel in each state in which any such Leasehold Mortgage is to be recorded in form and substance and from counsel reasonably satisfactory to the Term Administrative Agent; and

(B) such other agreements, documents and instruments (including, without limitation, (i) title searches (together with all documents referred to therein), (ii) maps, plats, as-built surveys, and environmental reports (in each case, to the extent existing) and (iii) evidence regarding recording and payment of all recording fees and stamp, documentation, intangible or mortgage taxes, if any), each in form and substance reasonably satisfactory to the Term Administrative Agent, as the Term Administrative Agent deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority lien on such rights in favor of the Collateral Agent for the benefit of the Collateral Agent, the Term Administrative Agent and the Term Lenders (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted under Section 6.02 and (B) such other Liens as the Term Administrative Agent may reasonably approve.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender Participation Notice” has the meaning assigned to such term in Section 2.11(g)(iii).

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Term Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Term Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the Loan Guaranty, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in Article IV executed and delivered to, or in favor of, the Term Administrative Agent or any Term Lenders and including, without limitation all other pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Term Administrative Agent or any Term Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means Holdings, each Restricted Subsidiary of the Borrower party to this Agreement and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, the Borrower and the Loan Guarantors and their successors and assigns, but in no event including the Unrestricted Subsidiary.

“Management Services Agreement” means the Management Services Agreement, dated as of November 23, 2005, between the Borrower and ACOF Operating Manager, LP.

“Master Operating Lease” means the lease agreement dated as of October 27, 2010 between Real Property Holding Company as landlord and the Borrower as tenant.

“Material Adverse Effect” means a material adverse effect on (a) the assets and liabilities (taken together), results of operations or condition (financial or otherwise) of (i) Holdings and its Subsidiaries taken as a whole or (ii) Holdings and the Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, or (c) the ability of the Term Administrative Agent and the Term Lenders to enforce any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Term Loans), and obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Proceeds” means (x) with respect to any Asset Sale, Property Loss Event or Property Sale, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees and other reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event (or, solely in the case of a Property Sale, all payments actually made with the proceeds from such Property Sale) to repay Indebtedness (other than the ABL Loans and the Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and to pay any interest, premium or other amounts in connection therewith and (iii) the amount of all taxes paid (or reasonably estimated to be payable) as a result thereof and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer) and (y) with respect to any Debt Issuance or Refinancing Term Loans, as the case may be, the excess, if any, of (a) the sum of the cash received in connection with such Debt Issuance or Refinancing Term Loans, as the case may be over (b) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Extended Maturity Date” means December 21, 2013.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Term Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Term Lenders or to any Term Lender, the Term Administrative Agent or any indemnified party arising under the Loan Documents.

“Offered Loans” has the meaning assigned to such term in Section 2.11(g)(iii).

“Original Credit Agreement” means this Agreement as originally entered into on December 21, 2006 and amended on January 28, 2011.

“Original Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Original Term Loans pursuant to Section 2.01 of the Original Credit Agreement.

“Original Term Lender” means, at any time, any Term Lender that has an Original Term Commitment or an Original Term Loan at such time.

“Original Term Loan” has the meaning assigned to such term in the Restatement Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Debt Holder” means any of Holdings, any Affiliate of Holdings or any Permitted Holder.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(j) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(k) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(l) Liens in favor of Credit Card Issuers arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements; and

(m) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) Sears Holding Corporation, (b) ACOF I LLC and (c) ESL Investments, Inc. and their respective Related Parties and Affiliates.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the then equivalent grade) from S&P or P-2 (or the then equivalent grade) from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) repurchase agreements with a term of not more than 30 days for securities issued or fully guaranteed by the United States government entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) securities issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;

(g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and

(h) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” has the meaning assigned to such term in the Term Loan Security Agreement.

“Primary Collateral Access Agreement” means the Collateral Access Agreements entered into by Real Property Holding Company and the Collateral Agent under the Real Estate Credit Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City (or other principal New York City office designated by Chase); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to each Term Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of Term Loans of such Term Lender under the applicable Class or Classes at such time and the denominator of which is the aggregate principal amount of Term Loans of the applicable Class or Classes outstanding at such time.

“Projections” has the meaning assigned to such term in Section 5.01(g).

“Property” has the meaning assigned to such term in the Real Estate Credit Agreement as in effect on the date hereof.

“Property Loss Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party which constitutes Collateral.

“Property Sale” means any sale, transfer or other disposition (including pursuant to any sale and leaseback transaction) of any Property of the Real Property Holding Company.

“Proposed Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(g)(ii).

“Public Equity Offering” means any underwritten public offering of common stock of Holdings or any Spin-Off.

“Purchasing Borrower Party” means the Borrower or any Subsidiary of the Borrower that becomes an assignee pursuant to Section 9.04.

“Qualified Subordinated PIK Debt” means unsecured Indebtedness of the Borrower that (i) does not provide for any scheduled payment of principal prior to the date that is 6 months after the Term Loan Maturity Date of the Term B-2 Loans, (ii) provides for the payment of interest prior to the date that is 6 months after the Term Loan Maturity Date of the Term B-2 Loans solely through an increase in the principal amount of such Indebtedness, (iii) does not require the Borrower, upon the happening of any event (other than pursuant to change of control offers and asset sale offers that are customary for senior subordinated high yield debt securities), to repurchase or redeem such Indebtedness, (iv) is subordinated to the Obligations on terms customary for high yield debt securities as reasonably determined by the Administrative Agent, (v) is not Guaranteed by or recourse to any Subsidiary of the Borrower that is not a Loan Party and (vi) does not contain financial maintenance covenants and contains other covenants and events of default as are not in the aggregate more restrictive than the terms of this Agreement (with customary modifications for high yield debt securities).

“Qualifying Lenders” has the meaning assigned to such term in Section 2.11(g)(iv).

“Qualifying Loans” has the meaning assigned to such term in Section 2.11(g)(iv).

“Ratings Condition” means the condition at any time that either (a) the Borrower’s corporate family rating is lower than B3 by Moody’s or the Borrower’s corporate rating is lower than B- by S&P or (b) the Borrower is not rated.

“Real Estate Credit Agreement” means the credit agreement dated as of October 27, 2010, between the Real Property Holding Company as borrower and Wells Fargo Bank, N.A. as administrative agent and the lenders party thereto.

“Real Estate Debt” means secured Indebtedness in a principal amount of $50,000,000 of OSH Properties LLC, pursuant to the Real Estate Credit Agreement.

“Real Property” means all now owned and hereafter acquired real property of the Borrower and the Restricted Subsidiaries, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Real Property Holding Company” means OSH Properties LLC, which is a Special Purpose Vehicle.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Term Administrative Agent, (c) each Additional Refinancing Lender, and (d) each Term Lender that agrees to provide any portion of term loans incurred pursuant thereto, in accordance with Section 2.05.

“Refinancing Series” shall mean all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Effective Yield and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Lenders” means, at any time, any Term Lender that has a Refinancing Term Commitment of a given Refinancing Series or a Refinancing Term Loan of a given Refinancing Series at such time.

“Refinancing Term Loans” means one or more term loans hereunder that result from a Refinancing Amendment (it being understood that Qualified Subordinated PIK Debt shall not constitute Refinancing Term Loans).

“Register” has the meaning set forth in Section 9.04.

“Related Documents” means the Master Operating Lease, the Brands Agreement, the Transition Services Agreement, the Tax Sharing Agreement, the Appliances Agreement, the Authorized Seller Agreement, the Home Services Agreement, the Management Services Agreement, the Real Estate Credit Agreement, the Stockholders’ Agreement and each other material document executed or issued in connection therewith.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the ABL Administrative Agent or another Person under the ABL Credit Agreement showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the ABL Administrative Agent has exercised its rights of inspection pursuant to the ABL Credit Agreement, which Reports may be distributed to the Term Lenders by the Term Administrative Agent.

“Required Term Lenders” means, at any time, Term Lenders holding more than 50% of the sum of the unpaid principal amount of the Term Loans then outstanding; provided, that if Ares Capital Markets Group shall at any time hold more than 15% of the unpaid principal amount of the Term Loans then outstanding, “Required Term Lenders” shall mean Term Lenders holding more than 50% of (i) the sum of the unpaid principal amount of the Term Loans then outstanding minus (ii) any amount of such outstanding Term Loans held by Ares Capital Markets Group (the “Disqualified Ares Loans”) in excess of 15% of the total unpaid principal amount of such outstanding Term Loans; provided, further, that with respect to any amendment, waiver or modification of this Agreement or any Loan Document requiring the consent of the Required Term Lenders or of all affected Term Lenders, Ares Capital Markets Group shall not be entitled to vote with respect to any such Disqualified Ares Loans.

“Requirement of Law” as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, secretary or assistant secretary of the Borrower.

“Restatement Agreement” means the Amendment and Restatement Agreement to the Original Credit Agreement, dated as of December [    ], 2011, pursuant to which the Original Credit Agreement was amended and restated as this Agreement.

“Restatement Effective Date” means the date on which each of the conditions set forth in Article IV of the Restatement Agreement have been satisfied.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than the Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sears” means Sears, Roebuck and Co.

“Sears Note” means the senior unsecured note dated as of November 23, 2005 in the aggregate outstanding principal amount of $205,000,000 issued by the Borrower in favor of Sears.

“Security Agreements” means collectively the Term Loan Security Agreement and the ABL Security Agreement.

“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by Holdings or the Borrower in a manner that is intended to legally isolate the assets of such Person from Holdings and its other Subsidiaries as a consolidated group.

“Spin-Off” means the distribution by Sears Holding Corporation to its shareholders of the outstanding Equity Interests in Holdings held by Sears Holdings Corporation immediately prior to the Spin-Off, pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate, without duplication, of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Term Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders’ Agreement” means (x) prior to any Spin-Off, the Stockholders’ Agreement among Holdings, ACOF I LLC and Sears dated as of November 23, 2005, and (y) on or after the Spin-Off if a Spin-Off occurs, the Second Amended and Restated Stockholders’ Agreement among Holdings, ACOF I LLC, ESL Investments, Inc. Edward S. Lambert and William Crowley to be dated on or about the date of the Spin-Off.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Term Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 23, 2005, between Holdings and Sears Holdings Corporation.

“Term Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Term Lenders hereunder, or any successor.

“Term B-1 Lender” means, at any time, any Term Lender that has a Term B-1 Loan at such time.

“Term B-1 Loans” means Original Term Loans that have been reclassified as “Term B-1 Loans” pursuant to the Restatement Agreement on the Restatement Effective Date.

“Term B-2 Lender” means (i) on the Restatement Effective Date, any Original Term Lender that has submitted an executed counterpart to the consent to the Restatement Agreement in the form provided by the Term Administrative Agent indicating that such Original Term Lender is converting at least 75% of its “Term Loans” to “Term B-2 Loans”, and (ii) at any time thereafter, any Term Lender that has a Term B-2 Loan at such time.

“Term B-2 Loans” means Original Term Loans that have been reclassified as “Term B-2 Loans” pursuant to the Restatement Agreement on the Restatement Effective Date.

“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and Class and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Term Lenders pursuant to this Agreement.

“Term Commitment” means, the Original Term Commitments and/or any Refinancing Term Commitment, as applicable, as such commitment may be reduced or increased from time to time pursuant to assignments by or to a Term Lender pursuant to Section 9.04.

“Term Facility” means the Term B-1 Loans, the Term B-2 Loans, a given Refinancing Series of Refinancing Term Loans or a given Extension Series of Extended Term Loans, as the context may require.

“Term Facility Primary Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Lender” means any Term B-1 Lender, Term B-2 Lender, Refinancing Term Lender or Extending Term Lender, as applicable.

“Term Loan” means any Term B-1 Loan, Term B-2 Loan, Refinancing Term Loan or Extended Term Loan, as applicable.

“Term Loan Maturity Date” means, with respect to the Term B-1 Loans, the Non-Extended Maturity Date, with respect to the Term B-2 Loans, the Extended Maturity Date and with respect to any Refinancing Term Loans of any Refinancing Series or any Extended Term Loans of any Extension Series, a date to be specified in the relevant Refinancing Amendment or Extension Amendment, as applicable.

“Term Loan Security Agreement”, means that certain Pledge and Security Agreement, dated as of the Closing Date, between the Loan Parties and the Collateral Agent, for the benefit of the Term Administrative Agent and the Term Lenders, and any other pledge or security agreement (other than any Leasehold Mortgage or any Leasehold Mortgage Supporting Document) entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, granting a Lien on any property to secure the obligations and liabilities of any Loan Party under any Loan Document, as the same may be amended, restated or otherwise modified from time to time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the ABL Credit Agreement, the borrowing of Term Loans and ABL Loans and other credit extensions, the use of the proceeds thereof and the repayment of the Sears Note.

“Transition Services Agreement” means (x) prior to any Spin-Off, the Services Agreement, dated as of November 23, 2005, between the Borrower and Sears, and (y) on and after the Spin-Off if a Spin-Off occurs, the Transition Services Agreement to be dated on or about the date of the Spin-Off, between Sears Holding Management Corporation and Holdings.

“Type” means, with respect to a Term Loan, its character as an ABR Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means (i) cash of the Borrower and its Subsidiaries that is classified, in accordance with GAAP, as “unrestricted” on the consolidated balance sheets of the Borrower and (ii) cash held in stores by the Borrower and its Subsidiaries.

“Unrestricted Subsidiary” means the Real Property Holding Company and its subsidiaries, if any.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that are at the time entitled to vote in the election of the Board of Directors (or equivalent body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, for any Person at any date, the amount, if any, by which the Consolidated Current Assets of such Person at such date exceeds the Consolidated Current Liabilities of such Person at such date.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, replaced, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Term Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Term Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower, the Term Administrative Agent and the Lenders shall negotiate in good faith to amend such provision to preserve the original intent in light of such change in GAAP, and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Amount and Terms of Term Commitment

SECTION 2.01. Term Commitments. On the Closing Date, each Original Term Lender made to the Borrower in a single drawing Original Term Loans in an aggregate principal amount equal to such Original Term Lender’s Original Term Commitment. On the Restatement Effective Date, in accordance with, and upon the terms and conditions set forth in, the Restatement Agreement, all of (a) the Original Term Loans of each Term B-1 Lender (other than the Converted Term B-2 Percentage of such Term B-1 Lender’s Original Term Loans) shall be continued hereunder and reclassified on such date as Term B-1 Loans of such Term Lender and (b) the Converted Term B-2 Percentage of the Original Term Loans of each Term B-2 Lender outstanding on such date shall be continued hereunder and reclassified as Term B-2 Loans of such Term Lender. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Subject to Section 2.14, the Term Loans may from time to time be ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Term Loans made on the Closing Date must be made as ABR Loans but may be converted into Eurodollar Loans in accordance with Section 2.08. Each Term Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Term Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement.

SECTION 2.02. Special Provisions Relating to Reclassifications of Original Term Loans into Term B-1 Loans and Conversions of Original Term Loans into Term B-2 Loans. (a) Notwithstanding anything to the contrary in this Agreement:

(i) on the Restatement Effective Date, (x) Term B-1 Loans shall be deemed made as Eurodollar Loans in an amount equal to the principal amount of the Original Term Loans reclassified as Term B-1 Loans pursuant to Section 2.01 that were outstanding as Eurodollar Loans at the time of such reclassification and conversion (such Term B-1 Loans to correspond in amount to the Original Term Loans so reclassified of a given Interest Period), (y) Interest Periods for the Term B-1 Loans described in clause (x) above shall end on the same dates as the Interest Periods applicable to the corresponding Original Term Loans described in clause (x) above, and the Adjusted LIBO Rate applicable to such Term B-1 Loans during such Interest Periods shall be the same as those applicable to the Original Term Loans so reclassified, and (z) Term B-1 Loans shall be deemed made as ABR Loans in amount equal to the principal amount of Original Term Loans reclassified as Term B-1 Loans pursuant to Section 2.01 that were outstanding as ABR Loans at the time of reclassification;

(ii) each Term B-1 Loan shall continue to be entitled to all accrued and unpaid interest with respect to the Original Term Loan from which such Term B-1 Loan was reclassified up to but excluding the Restatement Effective Date in accordance with the Original Credit Agreement;

(iii) on the Restatement Effective Date, all accrued and unpaid interest on the Original Term Loans that are converted into Term B-2 Loans pursuant to the Restatement Agreement shall be paid in full;

(iv) the Term B-2 Loans shall initially all be Eurodollar Loans and shall have an initial Interest Period commencing on the Restatement Effective Date of three months; and

(v) no reclassification of outstanding Original Term Loans as Term B-1 Loans or conversion of Original Term Loans into Term B-2 Loans pursuant to Section 2.01 shall constitute a voluntary or mandatory payment, prepayment or novation for purposes of this Agreement.

(b) On and after the Restatement Effective Date, each Term B-1 Lender and Term B-2 Lender which holds a promissory note evidencing Original Term Loans shall be entitled to surrender such promissory note to the Borrower against delivery of a new promissory note completed in accordance with Section 2.10(e) evidencing the Term B-1 Loans and Term B-2 Loans, as applicable, into which the Original Term Loans of such Term Lender were reclassified on the Restatement Effective Date; provided that if any such promissory note is not so surrendered, then from and after the Restatement Effective Date such promissory note shall be deemed to evidence the Term B-1 Loans or Term B-2 Loans, as applicable, into which the Original Term Loans theretofore evidenced by such Note have been reclassified.

(c) No costs shall be payable under Section 2.16 in connection with transactions consummated under this Section 2.02.

SECTION 2.03. Procedure for Borrowing. To request a borrowing under Refinancing Term Commitments of any Refinancing Series, the Borrower shall notify the Term Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form reasonably approved by the Term Administrative Agent and signed by the Borrower or by telephone one Business Day before the date of the proposed borrowing. The borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Term Administrative Agent in a form reasonably approved by the Term Administrative Agent and signed by the Borrower (the “Borrowing Request”). Each such telephonic and written Borrowing Request shall specify the aggregate amount of the requested Refinancing Term Loans and the date of borrowing of such Refinancing Term Loans, which shall be a Business Day.

Promptly following receipt of the Borrowing Request in accordance with this Section, the Term Administrative Agent shall advise each applicable Refinancing Term Lender of the details thereof and of the amount of such Refinancing Term Lender’s Refinancing Term Loan to be made as part of the requested borrowing.

SECTION 2.04. Extension of Term B-1 Loans.

(a) Extension of Term B-1 Loans. The Borrower may at any time and from time to time request that all or a portion of the Term B-1 Loans be amended to extend the scheduled maturity date(s) with respect to such Term B-1 Loans (any such Term B-1 Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.04. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Term Administrative Agent (who shall provide a copy of such notice to each of the Term B-1 Lenders) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be substantially identical as offered to each Term B-1 Lender (including as to the proposed interest rates and upfront fees payable) and (y) be substantially identical to the Term B-2 Loans, except that (i) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term B-2 Loans; (ii) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term B-2 Loans; and (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); provided that (A) no Default shall have occurred and be continuing at the time an Extension becomes effective, (B) if the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) exceeds the Effective Yield with respect to the Term B-2 Loans then in effect by more than 25 basis points, the Applicable Rate for the Term B-2 Loans shall automatically increase on the date such Extended Term Loans are established to the extent necessary to cause the Effective Yield for the Term B-2 Loans to be equal to the Effective Yield for such Extended Term Loans minus 25 basis points, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the Term B-2 Loans, (D) in no event shall the final maturity date of any Extended Term Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (E) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent the Intercreditor Agreement is then in effect), (F) at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) that have more than four different Term Loan Maturity Dates and (G) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Term Loans amended pursuant to any Extension Amendment shall be designated a series (each, an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in Term B-2 Loans or any previously established Extension Series.

(b) Extension Request. The Borrower shall provide the Extension Request at least five (5) Business Days prior to the date on which Term B-1 Lenders are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Borrower and the Term Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.04. No Term B-1 Lender shall have any obligation to agree to have any of its Term B-1 Loans amended into Extended Term Loans pursuant to any Extension Request. Any Term B-1 Lender wishing to have all or a portion of its Term B-1 Loans amended into Extended Term Loans shall notify the Term Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term B-1 Loans that it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Borrower and the Term Administrative Agent). In the event that the aggregate principal amount of Term B-1 Loans in respect of which Term B-1 Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, the Term B-1 Loans shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Term Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term B-1 Loans included in each such Extension Election.

(c) Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Term Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.04(a) (but which shall not require the consent of any other Term Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 2.04(a) and, to the extent reasonably requested by the Term Administrative Agent, receipt by the Term Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates in form and substance reasonably satisfactory to the Term Administrative Agent (it being understood that any such legal opinions, board resolutions and officers’ certificates that are substantially consistent with those delivered on the Restatement Effective Date shall be satisfactory) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Term Administrative Agent shall promptly notify each Term Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Term Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Term Administrative Agent and the Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Term Administrative Agent to enter into any such Extension Amendment. No conversion of Term B-1 Loans pursuant to any Extension Amendment in accordance with this Section 2.04 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.05. Refinancing Amendments. At any time after the Restatement Effective Date, the Borrower may obtain from any Term Lender or any Additional Refinancing Lender, Refinancing Term Loans that refinance all or any portion of the Term Loans then outstanding under this Agreement (which for this purpose will be deemed to include any then outstanding Refinancing Term Loans), in each case pursuant to a Refinancing Amendment. The terms of the Refinancing Term Loans shall be substantially identical to the Term B-2 Loans, except that (i) the Effective Yield with respect to the Refinancing Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term B-2 Loans; (ii) all or any of the scheduled amortization payments of principal of the Refinancing Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term B-2 Loans; and (iii) the terms and conditions applicable to such Refinancing Term Loans may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date such Refinancing Term Loans are issued, incurred or obtained (immediately prior to the establishment of such Refinancing Term Loans); provided that (A) if the Effective Yield with respect to the Refinancing Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) exceeds the Effective Yield with respect to the Term B-2 Loans then in effect by more than 25 basis points, the Applicable Rate for the Term B-2 Loans shall automatically increase on the date such Refinancing Term Loans are established to the extent necessary to cause the Effective Yield for the Term B-2 Loans to be equal to the Effective Yield for such Refinancing Term Loans minus 25 basis points; (B) in no event shall the final maturity date of any tranche of Refinancing Term Loans at the date of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder; (C) the Weighted Average Life to Maturity of any Refinancing Term Loans of a given Refinancing Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Refinancing Term Loans) than the remaining Weighted Average Life to Maturity of the Class of Term Loans being refinanced by such Refinancing Term Loans; (D) any such Refinancing Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent the Intercreditor Agreement is then in effect), (E) at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) that have more than four different Term Loan Maturity Dates and (F) all documentation in respect of the such Refinancing Amendment shall be consistent with the foregoing. The Borrower shall prepay Term Loans with the Net Proceeds of such Refinancing Term Loans pursuant to Section 2.11(e). The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the following conditions precedent:

(i) the representations and warranties set forth in Article III or any other Loan Document are true and correct in all material respects as of such date (or, in the case of any representation or warranty expressly made as of an earlier date, such representation or warranty is true and correct in all material respects as of such earlier date) before and after giving effect to the Refinancing Amendment;

(ii) no Default or Event of Default has occurred and is continuing or would result from such Refinancing Amendment or the application of proceeds therefrom;

(iii) the Term Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03, which shall be deemed to be a representation and warranty that the conditions specified in clauses (i) and (ii) above have been satisfied on and as of the date such Refinancing Loans are made;

(iv) to the extent reasonably requested by the Term Administrative Agent, receipt by the Term Administrative Agent of (a) legal opinions, board resolutions and officers’ certificates in form and substance reasonably satisfactory to the Term Administrative Agent (it being understood that any such legal opinions, board resolutions and officers’ certificates that are substantially consistent with those delivered on the Restatement Effective Date shall be satisfactory) and (b) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent (including Mortgage amendments) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Loan Documents.

The Term Administrative Agent shall promptly notify each Term Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Term Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Refinancing Term Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans subject thereto as Refinancing Term Loans), (ii) provide certain class protection to the Term Lenders and Additional Refinancing Lenders providing such Refinancing Term Loans with respect to voluntary prepayments and mandatory prepayments and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Term Administrative Agent and the Borrower, to effect the provisions of this Section 2.05, and the Required Lenders hereby expressly authorize the Term Administrative Agent to enter into any such Refinancing Amendment.

SECTION 2.06. [Reserved]

SECTION 2.07. Funding of Refinancing Term Loans. (a) Each Refinancing Term Lender shall make each Refinancing Term Loan to be made by it hereunder on the date specified in the applicable Borrowing Request by wire transfer of immediately available funds by 3:00 p.m., New York time, to the account of the Term Administrative Agent designated by it for such purpose by notice to the applicable Refinancing Term Lenders in an amount equal to such Refinancing Term Lender’s Refinancing Term Commitment. The Term Administrative Agent will make the proceeds of such Refinancing Term Loans received by the Term Administrative Agent hereunder available to the Borrower by promptly crediting the amounts so received, in like funds, to the account directed by the Borrower.

(b) The failure of any Refinancing Term Lender to make the Refinancing Term Loan to be made by it on the applicable borrowing date shall not relieve any other Refinancing Term Lender of its obligation hereunder to make its Refinancing Term Loan on the applicable borrowing date, but no Refinancing Term Lender shall be responsible for the failure of any other Refinancing Term Lender to make the Refinancing Term Loan to be made by such other Refinancing Term Lender on the applicable borrowing date.

SECTION 2.08. Interest Elections. (a) The Borrower may elect from time to time to convert any Class of outstanding Term Loans (i) from Eurodollar Loans to ABR Loans or (ii) from ABR Loans to Eurodollar Loans by giving the Term Administrative Agent notice of such election in accordance with clause (b) below. Any Term Loans which are Eurodollar Loans may be continued as such upon the expiration of an Interest Period with respect thereto by giving the Term Administrative Agent notice not later than 1:00 p.m. New York time, three Business Days’ prior to the continuation date. Upon receipt of such notice, the Term Administrative Agent shall promptly notify each affected Term Lender thereof. On the date on which such conversion or continuation is being made, each such affected Term Lender shall take such action as is necessary to effect such conversion or continuation. All or any part of the outstanding Term Loans may be converted or continued as provided herein.

(b) To make an election pursuant to this Section, the Borrower shall notify the Term Administrative Agent of such election by telephone, (i) in the case of conversion from ABR Loans to Eurodollar Loans or a continuation of Eurodollar Loans not later than 1:00 p.m. New York time, three Business Days prior to the conversion date and (ii) in the case of conversion from Eurodollar Loans to ABR Loans not later than 12:00 p.m. New York time, on the conversion date. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Term Administrative Agent of a written Interest Election Request in a form approved by the Term Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information:

(i) the Term Loans to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each Term Loan (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each Term Loan);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the Term Loan is to be converted to an ABR Loan or a Eurodollar Loan or continued as a Eurodollar Loan; and

(iv) if the Term Loans are to be converted into or continued as a Eurodollar Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Loan but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Term Administrative Agent shall advise each Term Lender of the details thereof and of such Term Lender’s portion of each resulting conversion or continuation.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Term Loan is repaid as provided herein, at the end of such Interest Period such Term Loan shall be converted to an ABR Loan. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Term Administrative Agent, at the request of the Required Term Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Term Loan may be converted to or continued as a Eurodollar Loan and (ii) unless repaid, each Eurodollar Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.

SECTION 2.09. [Reserved]

SECTION 2.10. Repayment of Term Loans; Evidence of Debt. (a) (i) The Borrower hereby unconditionally promises to pay to the Term Administrative Agent for the account of the applicable Term Lenders on the last Business Day of each April, July, October and January, (x) commencing with the first such date to occur after the Closing Date until the last such date to occur prior to the Restatement Effective Date, an aggregate amount equal to 0.25% of the aggregate amount of all Term Loans outstanding as of the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11 of the Original Credit Agreement), and (y) commencing on the first such date to occur after the Restatement

Effective Date, (1) to the Term B-1 Lenders, an aggregate amount equal to the product of the amount required by Section 2.10(a) of the Original Credit Agreement as in effect immediately prior to the Restatement Effective Date multiplied by a fraction the numerator of which is the amount of the Term B-1 Loans on the Restatement Effective Date and the denominator of which is the amount of Original Term Loans immediately prior to the Restatement Effective Date, and (2) to the Term B-2 Lenders, an aggregate amount equal to 0.25% of the aggregate amount of the Term B-2 Loans outstanding on the Restatement Effective Date after giving effect to the prepayment required by Section 2.11(f) (which payments described in this Section 2.10(a)(i)(y) shall be reduced with respect to each Class of Term Loans as a result of the application of prepayments (other than pursuant to Section 2.11(f)), made on or after the Restatement Effective Date, in accordance with the order of priority set forth in Section 2.11 or in connection with any Extension as provided in Section 2.04), and (ii) the Borrower shall repay to the Term Administrative Agent, on the applicable Term Loan Maturity Date for each Class of Term Loans, the aggregate principal amount of all Term Loans of such Class outstanding on such date for the ratable account of the Term Lenders of such Class of Term Loans.

(b) Each Term Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Term Lender resulting from any Term Loan made by such Term Lender, including the amounts of principal and interest payable and paid to such Term Lender from time to time hereunder.

(c) The Term Administrative Agent shall maintain accounts in which it shall record (i) the amount and Class of each Term Loan made hereunder, whether such Term Loans are ABR Loans or Eurodollar Loans and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Lender hereunder and (iii) the amount of any sum received by the Term Administrative Agent hereunder for the account of the Term Lenders and each Term Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Term Lender or the Term Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

(e) Any Term Lender may request that any Term Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Term Lender a promissory note payable to the order of such Term Lender (or, if requested by such Term Lender, to such Term Lender and its registered assigns) and in a form approved by the Term Administrative Agent. Thereafter, such Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Term Loans. (a) The Borrower shall have the right at any time and from time to time, subject to Section 2.16, to prepay any Term Loans borrowed by it which are then outstanding, in whole or in part, without premium or penalty (except as provided in Section 2.12(c)), upon notice by telephone (confirmed by facsimile) to the Term Administrative Agent (i) in the case of prepayment of a Eurodollar Loan, not later than 1:00 p.m., New York time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Loan, not later than 1:00 p.m., New York time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify (x) the prepayment date, (y) the Class or Classes of Term Loans to be prepaid and the principal amount of the Term Loans to be prepaid and (z) whether the prepayment is of Eurodollar Loans or ABR Loans or a combination thereof, and, if of a combination thereof, the amount of prepayment allocable to each; provided that such notice requirements are waived with respect to the prepayment required by Section 2.11(f); provided further that in the case of a final prepayment in anticipation of a refinancing of the Borrower’s Indebtedness under this Agreement, any such notice may state that is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Term Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice, the Term Administrative Agent shall advise the Term Lenders of the contents thereof. If any such notice is given, the Borrower will make the prepayment specified therein, and such prepayment shall be due and payable on the date specified therein. Each partial prepayment pursuant to this Section 2.11(a) shall be in an amount equal to $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire amount reasonably outstanding); provided that such minimum and multiple requirements shall be waived with respect to the prepayment required by Section 2.11(f). Any such optional prepayments of the Term Loans shall be applied to the remaining installments of any Class of Term Loans as determined by the Borrower; provided that (A) such prepayment is applied to the Term B-1 Loans of the Term B-1 Lenders in accordance with their Pro Rata Shares on a not less than pro rata basis (based on the outstanding principal amounts of all respective Classes of Term Loans) with respect to each other Class of Term Loans then outstanding and (B) to the extent any prepayment is to be applied to any other Class of Term Loans, such prepayment shall be applied to such Class of Term Loans on a pro rata basis in accordance with the Pro Rata Shares of the applicable Term Lenders. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(b) In the event and on each occasion that (x) any Net Proceeds are received by or on behalf of Holdings or any Loan Party from an Asset Sale, Property Loss Event or Debt Issuance, the Borrower shall, promptly after such Net Proceeds are received by Holdings or any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds or (y) any Net Proceeds are received by or on behalf of the Real Property Holding Company from a Property Sale, the Borrower shall, promptly after such Net Proceeds are received by the Real Property Holding Company, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 75% of such Net Proceeds; provided that, in the case of an Asset Sale or Property Loss Event, if the Borrower shall deliver to the Term Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace) equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this clause in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent that any such Net Proceeds therefrom have not been so reinvested by the end of such 180-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so reinvested; and provided, further, that the total aggregate amount of Net Proceeds to be so reinvested by the Loan Parties pursuant to this Section 2.11(b) during the term of this Agreement shall not exceed $37,500,000.

(c) The Borrower shall prepay the Term Loans within 5 days after the date on which the Borrower is required to deliver its financial statements pursuant to Section 5.01(a) hereof, in an amount equal to (i) the ECF Percentage of Excess Cash Flow for the fiscal year covered by such financial statements minus (ii) the sum of all (x) voluntary prepayments of Term Loans during such fiscal year pursuant to Section 2.11(a) and (y) all voluntary prepayments of ABL Loans during such fiscal year to the extent the ABL Credit Commitments are permanently reduced by the amount of such prepayments. Any mandatory prepayment shall be applied as set forth in Section 2.11(d) below.

(d) All amounts required to be applied to prepay the Obligations pursuant to Sections 2.11(b) and (c) shall be applied on a pro rata basis to each Class of Term Loans (based on the then outstanding principal amounts of the respective Classes of the Term Loans) in accordance with the Pro Rata Shares of the Term Lenders, in the direct order of the installments thereof during the first twelve months after the payment date and ratably thereafter in accordance with the then outstanding amounts thereof and may not be reborrowed; provided that Net Proceeds of Asset Sales or Property Loss Events of Term Facility Primary Collateral and ABL Facility Primary Collateral shall be applied, as between the ABL Lenders and the Term Lenders, in the manner set forth in the Intercreditor Agreement.

(e) In the event and on each occasion that any Net Proceeds are received by the Borrower from the issuance of any Refinancing Term Loans, the Borrower shall, on the Business Day that such Net Proceeds are received by the Borrower, prepay the Obligations in an aggregate amount equal to 100% of such Net Proceeds. Such Net Proceeds shall be applied first to the Term B-1 Loans of the Term B-1 Lenders in accordance with their Pro Rata Shares and second to any other Class or Classes of Term Loans as selected by the Borrower in accordance with the Pro Rata Shares of the applicable Term Lenders of such Class or Classes, in each case in the direct order of the installments thereof during the first twelve months after the payment date and ratably thereafter in accordance with the then outstanding amounts thereof and may not be reborrowed.

(f) On the Restatement Effective Date, the Borrower shall prepay $34,400,000 aggregate principal amount of the Term B-2 Loans of the Term B-2 Lenders in accordance with their Pro Rata Shares, which shall be applied to reduce the amount due in respect of the Term B-2 Loans on the Extended Maturity Date (and not to any installment prior thereto). Each Term B-2 Lender hereby waives any costs payable under Section 2.16 in connection with the prepayment pursuant to this clause (f).

(g) Discounted Voluntary Prepayments.

(i) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Term Loans of any Class to the applicable Term Lenders at a discount to the par value of such Term Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.11(g); provided that (A) immediately after giving effect to any Discounted Voluntary Prepayment, the sum of (x) the excess of the aggregate Availability (under and as defined in the ABL Credit Agreement as in effect on the Restatement Effective Date) at such time plus (y) the amount of Unrestricted Cash of the Borrower and its Subsidiaries at such time shall be not less than $40,000,000, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of the Class or Classes selected by the Borrower on a pro rata basis, (C) at least five (5) Business Days shall have passed since the consummation of the most recent Discounted Voluntary Prepayment as a result of a prepayment made by the Borrower or at least three (3) Business Days shall have passed since the Borrower was notified that no applicable Term Lender was willing to accept any prepayment of any Term Loans at the specified discount price or within the Discount Range or at any discount to par value, as applicable and (D) the Purchasing Borrower Party shall deliver to the Term Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer (1) stating that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.11(g) has been satisfied and (3) specifying the aggregate principal amount of Term Loans of each Class to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Term Administrative Agent substantially in the form of Exhibit G hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans of the Class stipulated therein in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of any Term Loans shall not be less than $1,000,000 in aggregate. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Term Loans of each Class to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Term Loans to be prepaid (the “Discount Range”) (it being understood that the Borrower may specify a different Discount Range for each Class of Term Loans offered to be prepaid), and (C) the date by which Term Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days and not more than seven Business Days following the date of the Discounted Prepayment Option Notice unless the Borrower and the Term Administrative Agent shall otherwise agree (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice, the Term Administrative Agent shall promptly notify each applicable Term Lender thereof. On or prior to the Acceptance Date, each such Term Lender may specify by written notice substantially in the form of Exhibit H hereto (each, a “Lender Participation Notice”) to the Term Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Term Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements reasonably specified by the Term Administrative Agent) of the Term Loans to be prepaid held by such Term Lender with respect to which such Term Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Term Lenders in the applicable Lender Participation Notice, the Borrower, in consultation with the Term Administrative Agent, shall determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (I) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.11(g)(ii) for the Discounted Voluntary Prepayment or (II) otherwise, the highest Acceptable Discount at which the Borrower will pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Term Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Term Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Term Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Term Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying in accordance with this Section 2.11(g) those Term Loans to be prepaid (or the respective portions thereof) offered by the Term Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements reasonably specified by the Term Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Term Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 2.16), upon irrevocable notice substantially in the form of Exhibit I hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Term Administrative Agent no later than 1:00 P.M., three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall (x) specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Borrower and the Term Administrative Agent and (y) shall include a representation from the Borrower that, at the time of delivery of such Discounted Voluntary Prepayment Notice and as of the date of such Discounted Voluntary Prepayment, it is not in possession of material non-public information with respect to Holdings, the Borrower, their Subsidiaries or their respective securities for purposes of the United States securities laws that has not been disclosed to any Term Lender participating in such Discounted Voluntary Prepayment (it being understood and agreed that projections or other information posted to private lenders via Intralinks (or any similar service) or presented to private lenders on conference calls announced via Intralinks (or any similar service) shall not constitute material non-public information). Upon receipt of any Discounted Voluntary Prepayment Notice, the Term Administrative Agent shall promptly notify each relevant Term Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Term Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.11(g)(iii) above) established by the Term Administrative Agent and the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Term Administrative Agent, the Borrower may withdraw or modify (other than in respect of the Acceptance Date, unless the Borrower and the Term Administrative Agent shall otherwise agree) its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Term Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii) Nothing in this Section 2.11(g) shall require the Borrower to undertake any Discounted Voluntary Prepayment. No Discounted Voluntary Prepayment shall constitute a prepayment for purposes of Section 2.11(a).

(ix) Any Term Loans assigned to or purchased by any Purchasing Borrower Party shall be automatically and permanently cancelled within ten Business Days following the effectiveness of such assignment or purchase and will thereafter no longer be outstanding for any purpose hereunder.

(h) Any Term Loans may be exchanged for Qualified Subordinated PIK Debt to the extent permitted by Section 6.01(p), and any Term Loans cancelled in any such exchange shall not be deemed to be prepaid for purposes of this Section 2.11, 2.18(c) or otherwise.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Term Administrative Agent fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Term Administrative Agent.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Term Administrative Agent. Fees paid shall not be refundable under any circumstances except where paid in error.

(c) In the event that on or after January 28, 2011 and prior to January 28, 2012 (i) the Borrower prepays any Term Loan with the proceeds of other Indebtedness that bears interest at an effective interest rate lower than the interest rate applicable to the Term Loans or (ii) requires that any Term Loan be assigned in accordance with Section 9.02(d), then the Borrower shall pay a fee (x) in the case of clause (i) above, to each Term Lender whose Term Loan is so prepaid, equal to 1% of the principal amount of such Term Lender’s Term Loan that is prepaid and (y) in the case of clause (ii) above, to each Term Lender that is required to assign a Term Loan pursuant to Section 9.02(d) a fee equal to 1% of the principal amount of the Term Loan required to be assigned.

SECTION 2.13. Interest. (a) The ABR Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Eurodollar Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Rate.

(c) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default pursuant to clauses (a), (b), (d) (with respect to Section 5.10), (g), (h) or (i) of Article VII, the Term Administrative Agent or the Required Term Lenders may, at their option, declare that all Term Loans shall bear interest at 2% plus the rate otherwise applicable to such Term Loans as provided in the preceding clauses of this Section, provided that such declaration may be revoked at the option of the Required Term Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Term Lender affected thereby” for reductions in interest rates.

(d) In addition to the cash interest rate set forth in clauses (a), (b) and (c) of this Section, the Term B-2 Loans shall bear interest at a rate of (x) at any time that the Ratings Condition does not exist, 3.00% per annum or (y) at any time that the Ratings Condition does exist, 4.00% per annum.

(e) Accrued interest on each Term Loan (i) pursuant to clauses (a), (b) and (c) of this Section shall be payable in cash in arrears on each Interest Payment Date for such Term Loan and (ii) pursuant to clause (d) of this Section 2.13 shall only (except as provided in clause (x) below) be payable by automatically increasing the principal amount of each Term B-2 Loan on each annual anniversary of the Restatement Effective Date and the Extended Maturity Date; provided that (x) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (y) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Term Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Loan:

(a) the Term Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Term Administrative Agent is advised by the Required Term Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Term Lenders (or Term Lender) of making or maintaining their Term Loans (or its Term Loan) for such Interest Period;

then the Term Administrative Agent shall give notice thereof to the Borrower and the Term Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Term Administrative Agent notifies the Borrower and the Term Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Term Loan to, or continuation of any Term Loan as, a Eurodollar Loan shall be ineffective.

SECTION 2.15. Increased Costs. (a) If any Change in Law after the Closing Date shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Term Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Term Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Term Lender; and the result of any of the foregoing shall be, by an amount that such Term Lender deems to be material, to increase the cost to such Term Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Term Lender hereunder (whether of principal, interest or otherwise) (in each case, other than with respect to any Taxes), then the Borrower will pay to such Term Lender, such additional amount or amounts as will compensate such Term Lender for such additional costs incurred or reduction suffered.

(b) If any Term Lender determines that any Change in Law made after the Closing Date regarding capital requirements has or would have the effect of reducing the rate of return on such Term Lender’s capital or on the capital of such Term Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Term Lender to a level below that which such Term Lender or such Term Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Term Lender’s policies and the policies of such Term Lender’s holding company with respect to capital adequacy), by an amount that such Term Lender deems to be material, then from time to time the Borrower will pay to such Term Lender such additional amount or amounts as will compensate such Term Lender or such Term Lender’s holding company for any such reduction suffered.

(c) A certificate of a Term Lender setting forth the amount or amounts necessary to compensate such Term Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Term Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Term Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Term Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Term Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Term Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Term Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Term Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Term Lender shall be deemed to include an amount determined by such Term Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Term Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Term

Lender setting forth any amount or amounts that such Term Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Term Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Term Administrative Agent, Term Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Term Administrative Agent and each Term Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Term Administrative Agent or such Term Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Term Lender or by the Term Administrative Agent on its own behalf or on behalf of a Term Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Term Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Term Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Term Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If any Term Lender or the Term Administrative Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by the Borrower pursuant to this Section 2.17, which refund in the sole good faith judgment of such Term Lender or Term Administrative Agent is allocable to such payment, it shall promptly notify the Borrower of the availability of such refund and shall, within thirty (30) days after the receipt of a request by the Borrower, apply for such refund. If the Term Administrative Agent or a Term Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Term Administrative Agent or such Term Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Term Administrative Agent or such Term Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Term Administrative Agent or such Term Lender in the event the Term Administrative Agent or such Term Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Term Administrative Agent or any Term Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Term Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Term Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Term Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Term Administrative Agent pursuant to the Collateral Documents (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Term Administrative Agent so elects or the Required Term Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Term Administrative Agent from the Borrower, second, to pay any fees or expense reimbursements then due to the Term Lenders from the Borrower, third, to pay interest then due and payable on the Term Loans ratably, fourth, to prepay principal on the Term Loans ratably, and fifth, to the payment of any other Obligation due to the Term Administrative Agent or any Term Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Term Administrative Agent nor any Term Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Term Administrative Agent and the Term Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations. Notwithstanding the foregoing, the proceeds of Term Facility Primary Collateral and ABL Facility Primary Collateral shall be applied as between the ABL Lenders and the Term Lenders, in the manner set forth in the Intercreditor Agreement.

(c) If any Term Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans (other than pursuant to Section 2.11(g)) resulting in such Term Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Term Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Term Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Term Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Term Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary (other than pursuant to Section 2.11(g)) or, except as specifically permitted by this Agreement, an Affiliate thereof (in each case as to which the provisions of this clause shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Term Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Term Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Term Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Term Administrative Agent for the account of the Term Lenders hereunder that the Borrower will not make such payment, the Term Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Term Lenders on such due date the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Term Lenders severally agrees to repay to the Term Administrative Agent forthwith on demand the amount so distributed to such Term Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Term Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Term Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Term Lender shall fail to make any payment required to be made by it hereunder, then the Term Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Term Administrative Agent for the account of such Term Lender to satisfy such Term Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Term Lenders. If any Term Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Term Lender or any Governmental Authority for the account of any Term Lender pursuant to Section 2.17, then:

(a) such Term Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Term Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Term Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Term Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Term Lender in connection with any such designation or assignment);

(b) the Borrower may, at its sole expense and effort, require such Term Lender or any Term Lender that defaults in its obligation to fund Term Loans hereunder (herein, a “Departing Lender”), upon notice to the Departing Lender and the Term Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Term Lender, if a Term Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Term Administrative Agent, which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Term Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Term Administrative Agent or any Term Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Term Administrative Agent or such Term Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Term Administrative Agent or any Term Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Each Loan Party jointly and severally represents and warrants to the Term Administrative Agent and the Term Lenders that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect).

SECTION 3.02. Authorization; Enforceability. Execution, delivery and performance of this Agreement and the other Loan Documents and the Related Documents are within each Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Execution, delivery and performance of this Agreement, the other Loan Documents and the Related Documents and the consummation of the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) do not conflict with or will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents. On the Closing Date, any appeal and waiting periods shall have expired without any judicial or regulatory action that would reasonably be expected to restrict or impose burdensome conditions on the Transactions.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Holdings has heretofore furnished to the Term Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended January 28, 2006, reported on by Deloitte & Touche, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended October 28, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 28, 2006.

SECTION 3.05. Properties. (a) As of the Closing Date, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid and enforceable leasehold interests in, all real and personal property necessary for the conduct of its business, free of all Liens other than those permitted by Section 6.02 of this Agreement.

(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the Closing Date, is set forth on Schedule 3.05, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement affecting any material portion of the Collateral.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, investigations, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that could reasonably be expected to have a material adverse effect on the ability of the parties to consummate the Transaction or the funding of the Term Loans.

(b) Except for the Disclosed Matters and, except for matters that both could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and could not reasonably be expected to have a material adverse effect on the ability of the parties to consummate the Transaction or the funding of the Term Loans, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing under this Agreement. No default has occurred and is continuing under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Investment and Holding Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Each employee benefit plan of Holdings, the Borrower or any of the Borrower’s Subsidiaries intended to qualify under Section 401(a) of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501(a) of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c) Each Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

SECTION 3.11. Disclosure. The Borrower and Holdings have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, in relation to the Transactions that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other written information furnished by or on behalf of the any Loan Party to the Term Administrative Agent or any Term Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other written information so furnished) contained as of the date such report, statement, certificate or information was so furnished (or, in the case of the Information Memorandum, as of the Closing Date) any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being recognized by the Term Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.12. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Closing Date.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such material insurance have been paid. The Borrower and Holdings believe that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14. Capitalization and Subsidiaries. (a) All of the outstanding Equity Interests of the Borrower are owned beneficially and of record by Holdings, free and clear of all Liens other than the Liens in favor of the Collateral Agent, the Term Lenders and the ABL Lenders created by the Security Agreements and non-consensual Liens created by operation of law. No Equity Interest of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right. Other than the Borrower’s LLC agreement, there are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any Equity Interest of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.

(b) Schedule 3.14 sets forth as of the Closing Date, (i) a correct and complete list showing, the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (ii) a true and complete listing of each class of each of such Subsidiaries’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.14, and (iii) the type of entity of the Borrower and each of its Subsidiaries.

SECTION 3.15. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Collateral Agent, the Term Administrative Agent and the Term Lenders. In the case of the Pledged Collateral described in the Term Loan Security Agreement which is required to be delivered to the Collateral Agent, when stock certificates representing such Pledged Collateral are delivered to the Collateral Agent together with appropriate instruments of transfer duly executed in blank, and in the case of the other Collateral described in the Term Loan Security Agreement, when financing statements and other filings specified on Schedule 3.15 in appropriate form are filed in the offices specified on Schedule 3.15, the Term Loan Security Agreement shall constitute a fully perfected and continuing Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law or agreement, (b) Liens permitted by Section 6.02 other than pursuant to clauses (g) or (j) thereof and (c) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.16. Labor Disputes. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened. All payments due from any Loan Party or any Subsidiary or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary, except as in the aggregate would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17. Margin Regulations. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Term Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

SECTION 3.18. Use of Proceeds. The proceeds of the Term Loans are being used by Borrower on the Closing Date (i) to repay a portion of the Sears Note and (ii) for the payment of costs, fees and expenses, incurred in connection with the Transactions.

SECTION 3.19. [Reserved].

SECTION 3.20. Corporate Names; Prior Transactions. As of the Closing Date, no Loan Party has, during the past five years, been known by or used any other corporate or fictitious name (other than as set forth in Schedule 3.20 hereto) or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business.

SECTION 3.21. [Reserved].

SECTION 3.22. Related Documents. None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case where a copy of such amendment or waiver has been provided by the Borrower to the Term Administrative Agent.

SECTION 3.23. Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by the Term Administrative Agent regardless of any investigation made or information possessed by the Term Administrative Agent or any Term Lender.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Original Term Lenders to make Original Term Loans hereunder became effective on the date on which each of the following conditions were satisfied:

(a) Credit Agreement and Loan Documents. The Term Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Term Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents (other than the Leasehold Mortgages and the Leasehold Mortgage Supporting Documents) and such other certificates, documents, instruments and agreements as the Term Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Term Lender pursuant to Section 2.10 payable to the order of each such requesting Term Lender.

(b) Financial Statements and Projections. The Term Administrative Agent shall have received (i) audited financial statements of Holdings and its subsidiaries for the fiscal period ending January 28, 2006 by Deloitte & Touche which statements shall be unqualified, (ii) interim unaudited financial statements of Holdings and its subsidiaries for each completed fiscal quarter since the date of such audited financial statements ended at least 50 days before the Closing Date (and, to the extent available, for each completed month since the last such quarter ended at least 20 days before the Closing Date), which unaudited financial statements shall be prepared in accordance with GAAP and with Regulation S-X under the Securities Act and (iii) Holdings’ most recent projections which shall include a financial forecast on a quarterly basis for the first twelve months after the Closing Date and on an annual basis thereafter through fiscal year 2011 prepared by Holdings’ management.

(c) Existing Debt. The Term Administrative Agent shall be satisfied in its reasonable judgment that the Borrower’s, the Loan Guarantors’, and their respective subsidiaries’ existing debts (other than pursuant to the Real Estate Credit Agreement and the ABL Credit Agreement) do not exceed $75,000,000.

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Term Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(e) No Default Certificate. The Term Administrative Agent shall have received a certificate, signed by a Secretary or Assistant Secretary, on the Closing Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Term Administrative Agent.

(f) Fees. The Term Lenders and the Term Administrative Agent shall have received all fees required to be paid and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel and reasonable fees and expenses of Trade Settlement, Inc. for services rendered in respect of assignments of primary allocation after the Closing Date but requiring payment on or before the Closing Date) on or before the Closing Date. All such amounts will be paid with proceeds of the Term Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Term Administrative Agent on or before the Closing Date).

(g) Lien Searches. The Term Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation satisfactory to the Term Administrative Agent.

(h) Funding Account. The Term Administrative Agent shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Term Administrative Agent is authorized by the Borrower to transfer the proceeds of the Term Loans requested pursuant to this Agreement.

(i) [Reserved].

(j) Solvency. The Term Administrative Agent shall have received a solvency certificate from the chief financial officer in form and substance reasonably satisfactory to the Term Administrative Agent, confirming the solvency of the Borrower and the Borrower and the Loan Guarantors taken as a whole after giving effect to the Transactions.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of certificated Equity Interests pledged pursuant to the Term Loan Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Term Loan Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Filings, Registrations and Recordings. The Term Lenders shall have a valid and perfected first priority lien on and security interest in the Term Facility Primary Collateral (other than as permitted to be delivered after the Closing Date pursuant to Section 5.14(c)) and a valid and perfected second priority lien on and security interest in the ABL Facility Primary Collateral; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents (other than the Leasehold Mortgages and Leasehold Mortgage Supporting Documents) or under law or reasonably requested by the Term Administrative Agent to be filed, registered or recorded in order to create in favor of the Term Administrative Agent, for the benefit of the Term Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(m) Insurance. The Term Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Term Administrative Agent. The Collateral Agent shall have received endorsements naming the Collateral Agent, on behalf of the Term Administrative Agent and the Term Lenders, as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrower, the Guarantors and their respective subsidiaries forming part of the Term Lenders’ Collateral.

(n) Opinions. The Term Administrative Agent shall have received reasonably satisfactory customary opinions of independent counsel to the Borrower and the Loan Guarantors, addressing such matters as the Term Lenders shall reasonably request.

(o) Repayment of Sears Note. The Sears Note shall have been paid in full and terminated pursuant to a pay-off letter in form and substance reasonably satisfactory to the Term Administrative Agent.

(p) ABL Credit Agreement. The ABL Credit Agreement shall have been duly executed by the parties thereto and liens granted thereunder with respect to the Term Facility Primary Collateral shall have been released in form and substance satisfactory to the Term Lenders. The Term Administrative Agent shall be reasonably satisfied that the conditions precedent to the initial borrowing under the ABL Facility have been satisfied.

(q) Deposit Account Control Agreements. Each Loan Party shall have provided to the Term Administrative Agent an amendment to the existing Deposit Account Control Agreements.

(r) Intercreditor Agreement. The Intercreditor Agreement shall have been duly executed by the parties thereto.

(s) Other Documents. The Term Administrative Agent shall have received such other documents as the Term Administrative Agent, any Term Lender or their respective counsel may have reasonably requested.

The Term Administrative Agent shall notify the Borrower and the Term Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Term Lenders to make Term Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., New York time, on December 31, 2006 (and, in the event such conditions are not so satisfied or waived, the Term Commitments shall terminate at such time).

The effectiveness of the amendment and restatement of the Original Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions precedent set forth in Article IV of the Restatement Agreement.

ARTICLE V

Affirmative Covenants

Until the principal of and interest on the Term Loans and all fees payable hereunder shall have been paid in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Term Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower or Holdings will furnish to the Term Administrative Agent and each Term Lender:

(a) as soon as available and in any event within 95 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 20 days after the end of each fiscal month of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with the delivery of each set of consolidated financial statements referred to in Section 5.01(a) and (b) above, a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiary of Holdings;

(e) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.10, and (iii) in the case of quarterly or annual financial statements, setting forth reasonably detailed calculations for the Adjusted Leverage Ratio;

(f) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(g) as soon as available but in any event not later than 30 days after the end of each fiscal year of the Borrower, and containing substantially the types of financial information contained in the projections, (i) the annual business plan of the Borrower and its Subsidiaries for the next succeeding fiscal year approved by the board of directors or equivalent of the Borrower, (ii) forecasts prepared by management of the Borrower for each fiscal quarter in the next succeeding fiscal year and (iii) forecasts prepared by management of the Borrower for each fiscal year subsequent to the next succeeding fiscal year through the fiscal year in which the Latest Maturity Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based (the “Projections”);

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or, after a Public Equity Offering, distributed by Holdings to its shareholders generally, as the case may be;

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, as the Term Administrative Agent or any Term Lender may reasonably request; and

(j) at the times required to be furnished to the ABL Administrative Agent pursuant to the ABL Credit Agreement, each Borrowing Base Certificate (as defined in the ABL Credit Agreement) furnished to the ABL Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower and Holdings will furnish to the Term Administrative Agent and each Term Lender prompt written notice of the following:

(a) the occurrence of any Default promptly upon becoming aware of it;

(b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $10,000,000 and is not covered by insurance, (ii) seeks injunctive relief which, if granted, would reasonably be expected to have a Material Adverse Effect;

(c) (i) any Lien (other than Liens permitted under Section 6.02) or claim made or asserted against any of the Collateral, (ii) any loss, damage, or destruction to the Collateral whether or not covered by insurance or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (iii) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof), in each case in relation to Collateral in the aggregate amount of $10,000,000 or more;

(d) the receipt by any Loan Party of any written notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which would not be reasonably likely to subject the Loan Parties to liabilities exceeding $5,000,000 individually or in the aggregate;

(e) obtaining knowledge of the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that has a reasonable likelihood of being adversely determined and that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Party to liabilities exceeding $5,000,000 individually or in the aggregate;

(f) upon written request by any Term Lender through the Term Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement; and

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and, in the case of clause (ii) above, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Term Administrative Agent or any Term Lender (including employees of the Term Administrative Agent, any Term Lender or any consultants, accountants, lawyers and appraisers retained by the Term Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Term Loans will be used only as described in Section 3.18. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Insurance. (a) Each Loan Party will, and will cause each Subsidiary to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice; provided that each Loan Party and its Subsidiaries may self insure to the extent consistent with prudent business practice. The Borrower will furnish to the Term Lenders, upon request of the Term Administrative Agent, information in reasonable detail as to the insurance so maintained.

(b) Within 10 Business Days of the Closing Date, in respect of all insurance policies maintained by any Loan Party, each Loan Party shall name the Collateral Agent (for the benefit of the Collateral Agent, the Term Administrative Agent and the Term Lenders) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Term Administrative Agent.

SECTION 5.10. Maximum Adjusted Leverage Ratio. The Borrower shall maintain, on the last day of each fiscal quarter set forth below, an Adjusted Leverage Ratio as determined for the Borrower and its Subsidiaries of not more than the maximum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Adjusted Leverage Ratio

February 3, 2007	5.75x

May 5, 2007	5.75x

August 4, 2007	5.75x

November 3, 2007	5.75x

February 2, 2008	5.75x

May 3, 2008	5.50x

August 2, 2008	5.50x

November 1, 2008	5.50x

January 31, 2009	5.50x

May 2, 2009	5.25x

August 1, 2009	5.25x

October 31, 2009	5.25x

January 30, 2010	5.25x

May 1, 2010	5.00x

July 31, 2010	5.00x

October 30, 2010	5.00x

January 29, 2011	5.50x

April 30, 2011	5.50x

July 30, 2011	5.50x

October 29, 2011	5.50x

January 28, 2012	6.00x

April 28, 2012	6.00x

July 28, 2012	5.75x

October 27, 2012	5.75x

February 2, 2013	5.75x

May 4, 2013	5.75x

August 3, 2013	5.25x

November 2, 2013	5.25x

February 1, 2014	5.25x

May 3, 2014	5.25x

August 2, 2014	5.00x

November 1, 2014	5.00x

January 31, 2015	5.00x

May 2, 2015	5.00x

August 1, 2015	4.75x

October 31, 2015	4.75x

SECTION 5.11. Additional Collateral; Further Assurances. (a) Subject to applicable law, the Borrower and each Restricted Subsidiary that is a Loan Party shall cause each of its domestic Restricted Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Collateral Agent, for the benefit of the Collateral Agent, the Term Administrative Agent and the Term Lenders, in any property of such Loan Party which constitutes Collateral, including any parcel of real property with a fair market value in excess of $250,000 located in the U.S. owned by any Loan Party.

(b) The Borrower and each Restricted Subsidiary that is a Loan Party will cause (i)100% of the issued and outstanding Equity Interests of each of its domestic Restricted Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in applicable law after the Closing Date, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Restricted Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Restricted Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Equity Interests in each foreign Restricted Subsidiary directly owned by the Borrower or any domestic Restricted Subsidiary to be subject at all times to (i) a first priority, perfected Lien in favor of the Collateral Agent for the benefit of the Term Lenders and (ii) a second priority, perfected Lien in favor of the Collateral Agent for the benefit of the ABL Lenders, in each case pursuant to the terms and conditions of the Loan Documents and the ABL Loan Documents or other security documents, subject to the Intercreditor Agreement, as the Term Administrative Agent shall reasonably request.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Term Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article IV, as applicable), which may be required by law or which the Term Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $250,000) are acquired by the Borrower or any Restricted Subsidiary that is a Loan Party after the Closing Date (other than assets constituting Collateral under the Term Loan Security Agreement that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof and Excluded Property (as defined in the Term Loan Security Agreement)), the Borrower will notify the Term Administrative Agent and the Term Lenders thereof, and, if requested by the Term Administrative Agent or the Required Term Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Restricted Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Term Administrative Agent to grant and perfect such Liens, including actions described in clause (c) of this Section, all at the expense of the Loan Parties.

SECTION 5.12. Cash Management. Each Loan Party shall provide to the Collateral Agent a Deposit Account Control Agreement with respect to each new deposit account of such Loan Party within 60 days after opening such new deposit account, other than any deposit account (i) in which the average monthly balance on deposit is less than $100,000 individually or $1,000,000 for all such deposit accounts, (ii) with respect to which the granting of a security interest and the entering into of a Deposit Account Control Agreement is prohibited by Requirements of Law or (iii) with respect to which the Collateral Agent has otherwise agreed not to require a Deposit Account Control Agreement.

SECTION 5.13. Collateral Access Agreements.

(a) Within 15 Business Days after the Closing Date (or such later date as the Term Administrative Agent may agree), the Borrower shall deliver to the Term Administrative Agent amendments to, or restatements of, each Primary Collateral Access Agreement delivered by the Borrower to the Collateral Agent pursuant to the Existing Credit Agreement.

(b) Within 90 days after the Closing Date, each Loan Party shall use its commercially reasonable efforts to provide to the Collateral Agent a Collateral Access Agreement, or to amend and restate any such Collateral Access Agreement executed and delivered pursuant to the Existing Credit Agreement, with respect to each location listed on Exhibit A of the Term Loan Security Agreement (except for the Primary Collateral Access Agreements which shall be delivered on the Closing Date). Thereafter, with respect to any other location, the Borrower shall, within 30 days of the placement of any tangible Collateral at such location, use its commercially reasonable efforts to provide to the Collateral Agent a Collateral Access Agreement with respect to such location unless (i) such location is owned by a Loan Party or (ii) the Collateral placed in such location is Inventory of $1,000,000 or less. No Collateral shall be located at any location outside of the continental United States.

SECTION 5.14. Real Property.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their material Leases having annual rentals in excess of $400,000 now or hereafter held respectively by them, including the Leases set forth on the Leasehold Property Schedule, (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any term, covenant or condition of any such material Lease, (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect, (iv) provide the Term Administrative Agent with a copy of each notice of default under any material Lease received by the Borrower or any Subsidiary of the Borrower promptly upon receipt thereof and (v) promptly notify the Term Administrative Agent (and in no event later than 30 days) following the date the Borrower or any Subsidiary takes possession of, or becomes liable under, any new leased premises or Lease, whichever is earlier.

(b) Promptly, and in any event within 30 days, after (i) entering into any Lease (other than a renewal of an existing Lease) for the principal place of business and chief executive office of the Borrower or any other Loan Guarantor or any other Lease (including any renewal) in which the annual rental payments are anticipated to equal or exceed $400,000 or (ii) acquiring any material owned Real Property, the Borrower shall, and shall cause such Loan Guarantor to, provide the Term Administrative Agent written notice thereof.

(c) Within 60 days of the Closing Date (or such later date as the Term Administrative Agent may agree in its sole discretion, which later date shall not be more than 150 days after the Closing Date), the Borrower shall, and shall cause each Loan Guarantor to, execute and deliver to the Collateral Agent, for the benefit of the Term Administrative Agent, the Term Lenders, the ABL Administrative Agent and the ABL Lenders, Leasehold Mortgages for all of the properties identified on the Leasehold Property Schedule (except as may be agreed to by the Term Administrative Agent), together with all Leasehold Mortgage Supporting Documents relating thereto; provided, that with respect to any properties identified on the Leasehold Property Schedule, the foregoing is subject to the Borrower obtaining (i) any required landlord consent and/or (ii) a recordable lease or memorandum of lease, if necessary, with respect thereto, which, in each case, the Borrower shall use commercially reasonable efforts to obtain.

(d) If at any time after the Closing Date, the Borrower or any Loan Guarantor shall acquire fee simple title to any material Real Property having a purchase price in excess of $400,000 or acquire or enter into any material Lease having annual rental in excess of $400,000, upon written request of the Term Administrative Agent, the Borrower shall, and shall cause each Loan Guarantor to, execute and deliver to the Collateral Agent, for the benefit of the Term Administrative Agent, the Term Lenders, the ABL Administrative Agent and the ABL Lenders, promptly and in any event not later than 45 days after receipt of such notice (or, if such notice is given by the Term Administrative Agent prior to the acquisition of such Real Property or Lease, immediately upon such acquisition), a mortgage on any owned Real Property or a Leasehold Mortgage on any Lease of the Borrower or such Loan Guarantor, together with (i) if requested by the Term Administrative Agent and such Real Property is located in the United States or is a Lease of Real Property located in the United States, all Leasehold Mortgage Supporting Documents relating thereto or (ii) otherwise, documents similar to Leasehold Mortgage Supporting Documents deemed by the Term Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a first-priority mortgage on such Real Property or Lease; provided, that with respect to any properties identified on the Leasehold Property Schedule and any other leased properties, the foregoing is subject to the Borrower obtaining (i) any required landlord consent and/or (ii) a recordable lease or memorandum of lease, if necessary, with respect thereto, which, in each case, the Borrower shall use commercially reasonable efforts to obtain.

SECTION 5.15. Quarterly Conference Calls. No later than fifteen (15) days after the delivery of the financial statements referred to in Section 5.01(a) and (b), hold a conference call at a time mutually agreed between the Borrower and the Term Administrative Agent (the costs of such call to be paid by the Borrower) with all Term Lenders who choose to attend such call, at which call shall be reviewed the financial condition and results of operations of Holdings and its Subsidiaries.

SECTION 5.16. Maintenance of Ratings. Each Loan Party will use commercially reasonable efforts to cause the Term B-1 Loans, the Term B-2 Loans and the Borrower’s corporate credit to become and continue to be rated by both S&P and Moody’s (but not to maintain a specific rating).

SECTION 5.17. Prepayment of ABL Loans. To the extent that the aggregate principal amount of loans and letters of credit outstanding under the ABL Credit Agreement on the Restatement Effective Date exceeds $37.5 million pursuant to Section 4.5 of the Restatement Agreement, the Borrower shall repay such excess amount of ABL Loans no later than January 13, 2012.

ARTICLE VI

Negative Covenants

Until the principal of and interest on the Term Loans and all fees, expenses and other amounts payable under any Loan Document have been paid in full, the Loan Parties covenant and agree, jointly and severally, with the Term Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred pursuant to any Loan Document;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Term Administrative Agent;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 (without giving effect to clause (p) thereof) and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations of the applicable Restricted Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that such Indebtedness is incurred prior to, concurrently with or within 180 days after such acquisition or the completion of such construction or improvement;

(f) (A) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (e), (i) and (j) hereof; provided that (i) the principal amount of such Indebtedness is not increased except by an amount equal to accrued but unpaid interest and premiums thereon, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms and conditions, including the covenants and event of default provisions of such extension, refinancing, or renewal are market terms and conditions at the time of such extension, refinancing or renewal, and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Term Administrative Agent and the Term Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(h) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $10,000,000 at any time outstanding;

(j) Indebtedness incurred pursuant to the ABL Credit Agreement;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(l) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(m) Indebtedness supported by a letter of credit (for so long as supported by such letter of credit) in a principal amount not to exceed the face amount of such letter of credit;

(n) any “bad acts” Guarantee and any environmental indemnity issued by any Loan Party in connection with the Real Estate Debt pursuant to which the Unrestricted Subsidiary is borrower;

(o) other (i) unsecured Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not exceeding $140,000,000, of which a maximum aggregate principal amount of $50,000,000 may be senior unsecured Indebtedness, provided that other than in the event that such Restricted Subsidiary is a corporate co-issuer with the Borrower of such Indebtedness, the maximum aggregate amount of Indebtedness that may be incurred by Restricted Subsidiaries pursuant to this clause (i) shall be $10,000,000 and (ii) Indebtedness of the Borrower or any Restricted Subsidiary (but only in the event that such Restricted Subsidiary is a corporate co-issuer with the Borrower of such Indebtedness) in an aggregate principal amount not exceeding $10,000,000 provided that such Indebtedness may only be secured in accordance with Section 6.02(j); and

(p) Qualified Subordinated PIK Debt issued in exchange for Term Loans in an initial aggregate principal amount not to exceed the amount of such Term Loans received by the Borrower in such exchange; provided that any such Term Loans received by the Borrower in any such exchange shall be automatically cancelled upon receipt for all purposes of this Agreement.

Additionally, no Loan Party will permit any Unrestricted Subsidiary to, create, incur or suffer to exist any Indebtedness for borrowed money other than (i) Indebtedness outstanding under the Loan Agreement, dated as of October 27, 2010, among the Real Property Holding Company, Wells Fargo Bank, N.A., as administrative agent, and the other parties thereto and (ii) an extension, refinancing, or renewal of any of the Indebtedness described in clause (i) above or this clause (ii); provided that, in the case of this clause (ii), such extension, refinancing or renewal does not result in an increase in the principal amount of such Indebtedness above the amount outstanding immediately prior to such extension refinancing or renewal except by an amount equal to accrued but unpaid interest and premiums thereon.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and which are permitted by clause (f) of Section 6.01;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary or arising out of sale and leaseback transactions permitted by Section 6.06; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or concurrently with or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or Restricted Subsidiary;

(e) any Lien existing on any property or asset (other than Accounts, Credit Card Account Receivable and Inventory) prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset (other than Accounts, Credit Card Account Receivable and Inventory) of any Person that becomes a Loan Party after the Closing Date prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party (other than proceeds) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and such Indebtedness is permitted by clause (i) of Section 6.01 and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premiums) and which are permitted by clause (f) of Section 6.01;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary or Liens on Fixtures (as defined in the Term Loan Security Agreement) to the extent granted to secure the Real Estate Debt;

(h) Liens on securities held by the Borrower or any of its Restricted Subsidiaries representing an interest in a joint venture to which the Borrower or such Restricted Subsidiary is a party (provided that such joint venture is not a Subsidiary of the Borrower) to the extent that (i) such Liens constitute purchase options, calls or similar rights of a counterparty to such joint venture and (ii) such Liens are granted pursuant to the terms of the partnership agreement, joint venture agreement or other similar document or documents pursuant to which such joint venture was created or otherwise governing the rights and obligations of the parties to such joint venture;

(i) Liens created pursuant to any ABL Loan Document; and

(j) Liens with respect to property or assets of the Borrower or any Restricted Subsidiary not constituting Eligible Accounts, Eligible Credit Card Account Receivable or Eligible Inventory with an aggregate fair market value (valued at the time of creation of the Liens) of not more than $10,000,000 at any time.

SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Restricted Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than the Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Restricted Subsidiary may merge into another Restricted Subsidiary, provided that if one is a Loan Party the surviving company must be a Loan Party, (iv) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Term Lenders, and (v) any investment permitted by Section 6.04 may be structured as a merger or consolidation.

(b) No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c) Holdings will not engage in any business or activity other than those activities related to its Equity Interests being publicly traded, purchasing Term Loans in accordance with the Agreement and ABL Loans in accordance with the terms of the ABL Credit Agreement, the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto, including (i) paying taxes, (ii) preparing reports to Governmental Authorities and to its shareholders, (iii) holding directors and shareholders meetings, preparing corporate records and other activities permitted by this Agreement and (iv) guarantees required in the ordinary course of the Borrower’s activities that may be required by counterparties. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower, the Term Loans, the ABL Loans, the cash proceeds of any Restricted Payments permitted by Section 6.08 and cash contributions received from the holders of Equity Interest of Holdings provided that such contributions shall be immediately contributed to the Borrower) or incur any liabilities (other than liabilities under the Loan Documents, liabilities under the ABL Facility, liabilities pursuant to the Indemnification Arrangements, liabilities reasonably incurred in connection with its maintenance of its existence, nonconsensual obligations imposed by law and obligations with respect to its Equity Interests (including related to its Equity Interests being publicly traded and pursuant to its stockholders’ agreement).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments;

(b) investments in existence on the Closing Date and described in Schedule 6.04;

(c) (i) investments by Holdings in the Borrower and (ii) investments by the Borrower and the Restricted Subsidiaries in Equity Interests in their respective Restricted Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Term Loan Security Agreement (subject to the limitations applicable to common stock of a foreign Restricted Subsidiary referred to in Section 5.11) and (B) the aggregate amount of investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d), outstanding Guarantees permitted under the proviso to Section 6.04(e), investments permitted under clause (i) of Section 6.04 and investments permitted under clause (j) of Section 6.04) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d) loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Term Loan Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Restricted Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding Guarantees permitted under the proviso to Section 6.04(e), investments permitted under clause (i) of Section 6.04 and investments permitted under clause (j) of Section 6.04) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d), investments permitted under clause (i) of Section 6.04 and investments permitted under clause (j) of Section 6.04) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices (including for travel and entertainment expenses, relocation costs and similar purposes) up to a maximum aggregate amount of $5,000,000 for the Loan Parties taken as a whole;

(g) (i) extensions of trade credit in the ordinary course of business and (ii) subject to Sections 4.2(a) and 4.4 of the Term Loan Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts and Credit Card Account Receivable in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger; provided that the amount of such investments (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d), outstanding Guarantees permitted under the proviso to Section 6.04(e) and outstanding investments permitted under clause (j) of Section 6.04) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(j) investments received in connection with the dispositions of assets permitted by Section 6.05; provided that the amount of such investments (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c), outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d), outstanding Guarantees permitted under the proviso to Section 6.04(e) and outstanding investments permitted under clause (i) of Section 6.04) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); and

(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l) any “bad acts” Guarantee and any environmental indemnity issued by any Loan Party in connection with the Real Estate Debt pursuant to which the Unrestricted Subsidiary is borrower;

(m) the purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of all of the Equity Interests in any Person that upon consummation thereof will be wholly owned, directly or indirectly, by the Borrower (including as a result of a merger or consolidation), or the purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of all or substantially all of the property and assets of any Person or a division or business unit of any Person; provided that (i) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as those of the Borrower and its Restricted Subsidiaries or reasonably related thereto, (ii) the total cash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or acquisition, when aggregated with the total cash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other purchases and acquisitions made pursuant to this Section 6.04(m), shall not exceed $50,000,000, (iii) immediately before and immediately after giving pro forma effect to any such purchase or acquisition, no Event of Default shall have occurred and be continuing, (iv) at least five Business Days prior to the date upon which any such purchase or acquisition is to be consummated, the Borrower shall have delivered to the Term Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this Section 6.04(m) have been satisfied or will be satisfied on or prior to the consummation of such purchase or acquisition;

(n) investments made with the proceeds of equity issuances;

(o) in addition to investments, loans and advances otherwise expressly permitted pursuant to this Section 6.04, investments, loans and advances by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed during the term of this Agreement the sum of (i) $2,000,000 plus (ii) an amount equal to any returns of capital actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made) plus (iii) to the extent no Default or Event of Default is continuing at the date of such investment, loan or advance (or would result therefrom), an amount up to 50% of the remaining cumulative Excess Cash Flow since the Closing Date (after giving effect to any prepayments required to be made pursuant to Section 2.11(c), any Restricted Payments or payments made pursuant to Section

6.08(c)(ii) and any previous investments, loans or advances made pursuant to this clause (o)(iii)); provided, however, that on the date of any such investment, loan or advance utilizing this clause (o)(iii), the Borrower and its Subsidiaries shall be in pro forma compliance with Section 5.10;

(p) any investment or loan not otherwise permitted by this Section 6.04; provided that after giving effect to such investment or loan on a pro forma basis the Available Credit Condition (as such term is defined under the ABL Credit Agreement) shall be satisfied.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions to the Borrower or any Restricted Subsidiary, provided that any such sales, transfers or dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of investments permitted by clauses (j) and (k) of Section 6.04;

(e) sale and leaseback transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(g) licensing and cross-licensing arrangements entered into in the ordinary course of business involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary;

(h) (i) dispositions of Permitted Investments for fair market value and (ii) leases and subleases not materially interfering with the ordinary course of business; and

(i) sales, transfers and other dispositions of assets (other than Equity Interests in a Restricted Subsidiary unless all Equity Interests in such Restricted Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not exceed $20,000,000 during any fiscal year of the Borrower or $75,000,000 during the term of this Agreement;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (f), (g) and (h)(ii) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement or any speculative transaction except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary, in each case for the sole purpose of hedging in the ordinary course of business.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or to make, or agree to make any redemptions or repurchases with respect to its capital stock, or incur any obligation (contingent or otherwise) to do so, except (i) each of Holdings and the Borrower may make Restricted Payments and/or redemptions or repurchases with respect to its common Equity Interests payable solely in additional shares of its common Equity Interests, and, with respect to its preferred Equity Interests, payable solely in additional shares of such preferred Equity Interests or in shares of its common Equity Interests, (ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) each of Holdings and the Borrower may make Restricted Payments and/or redemptions or repurchases with respect to its Equity Interests, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Holdings, the Borrower and its Restricted Subsidiaries, (iv) each of Holdings and the Borrower may pay dividends or make distributions to the Persons holding its Equity Interests in an aggregate amount such that such Persons may pay (x) franchise taxes and other fees, taxes and expenses to maintain their legal existence and (y) federal, state and local income taxes to the extent attributable to Holdings and its Subsidiaries or to the Borrower and its Subsidiaries as the case may be, provided that in all events the amounts paid pursuant to clause (y) shall be amounts sufficient to pay the direct obligations of such Persons for such taxes and obligations of the Borrower and Holdings under the Tax Sharing Agreement, provided, however, that (aa) the amounts paid under clause (y) shall not exceed the amount that would be payable, on a consolidated or combined basis, were Holdings the common parent of a separate federal consolidated group or state combined group including the Borrower and its Subsidiaries and (bb) in the case of taxes attributable to the Unrestricted Subsidiary, an amount equal to the amount of such tax payment has been received by the Borrower from the Unrestricted Subsidiary prior to such payment being made; and (v) so long as there exists no Event of Default, each of Holdings and the Borrower may pay dividends or make distributions to the Persons holding its Equity Interests in an aggregate amount such that such Persons may pay officers, directors and corporate overhead expenses incurred in the ordinary course of business up to a maximum aggregate amount of $2,500,000 in any fiscal year.

(b) No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents and the ABL Loan Documents;

(ii) payment of regularly scheduled interest and principal payments and any mandatory prepayments or redemptions provided no Default has occurred and is continuing hereunder, as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof or payment of cash interest in respect of Qualified Subordinated PIK Debt;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payments or prepayments made with the proceeds of equity issuances; and

(v) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

(c) In addition to Restricted Payments permitted under Section 6.08(a) and payments on or in respect of Indebtedness permitted under Section 6.08(b), any Loan Party may make Restricted Payments and/or redemptions or repurchases with respect to its Equity Interests and payments of or in respect of Indebtedness, to the extent no Default or Event of Default is continuing at the date of declaration or payment thereof (or would result therefrom), in an amount up to (i) $2,000,000 in any fiscal year plus (ii) 50% of the remaining cumulative Excess Cash Flow since the Closing Date (after giving effect to any prepayments required to be made pursuant to Section 2.11(c), any investments, loans or advances made pursuant to Section 6.04(o)(iii), and any previous Restricted Payments or payments made pursuant to this clause (c)(ii)); provided, however, that, on the date of any such declaration or payment utilizing this clause (c), the Borrower and its Subsidiaries shall be in pro forma compliance with Section 5.10.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Restricted Subsidiary that is a Loan Party not involving any other Affiliate, (c) transactions otherwise permitted by this Agreement, (d) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Restricted Subsidiaries in the ordinary course of business, (e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (f) transactions pursuant to the Related Documents and the Management Services Agreement and (g) the issuance of Qualified Subordinated PIK Debt in exchange for Term Loans pursuant to Section 6.01(p).

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances or to transfer any assets to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or substantially all its assets pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or such assets that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases or licenses restricting the assignment thereof, and (vi) the foregoing shall not apply to (x) restrictions contained in assumed documents in connection with assumed Indebtedness incurred pursuant to Section 6.01(i), (y) restrictions contained in documents in connection with Indebtedness incurred pursuant to Section 6.01(o); provided that such restrictions are no more onerous than market terms and conditions for such type of Indebtedness incurred at the time such Indebtedness is incurred, and provided in any case such subordination provisions are on terms satisfactory to the Term Administrative Agent and (z) the ABL Loan Documents.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, (c) any Related Document, in each case to the extent any such amendment, modification or waiver would reasonably be expected to be materially adverse to the Lenders.

SECTION 6.12. Accounting; Fiscal Year. Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary of the Borrower to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Term Administrative Agent and provided that any such changes are reconciled against the accounting treatment and reporting practices or tax reporting treatment used by such entity at the date of this Agreement or (b) fiscal year.

SECTION 6.13. Margin Regulations. Neither Holdings nor the Borrower shall, nor shall they permit any Restricted Subsidiary of the Borrower to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

SECTION 6.14. Limitation on Capital Expenditures. No Loan Party shall permit the aggregate amount of Capital Expenditures made in any fiscal year set forth below to exceed the amount set forth below opposite such fiscal year:

Fiscal Year	Maximum Capital Expenditures
2012	$22,500,000
2013	$25,000,000
2014	$27,500,000
2015	$30,000,000

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) 5.08, 5.10, 5.12 or 5.17 or Article VI, or (ii) any other covenant, condition or agreement contained in this Agreement and such failure shall continue unremedied for a period of 30 days after the earlier of such breach or notice thereof from the Term Administrative Agent (which notice will be given at the request of any Term Lender);

(e) any Loan Party or any Subsidiary of the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, and such failure relates to Indebtedness having a principal amount of $10,000,000 or more, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in each case an aggregate amount in excess of $10,000,000 (not covered by insurance as to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party, any Restricted Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or bonded pending appeal, or any Loan Party or any Restricted Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(k) an ERISA Event shall have occurred that individually or when taken together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(l) a Change in Control (or a “Change in Control” as such term is defined in the ABL Credit Agreement) shall occur;

(m) the occurrence of (i) any material “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the material terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided and (ii) any other “default”, as defined in any Loan Document (other than this Agreement) or the breach of any other terms or provisions of any Loan Document (other than this Agreement), which default or default or breach continues unremedied for a period of 30 days;

(n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(o) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or

(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, with the consent of the Required Term Lenders, the Term Administrative Agent may, and at the request of the Required Term Lenders shall, by notice to the Borrower, declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Term Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Term Administrative Agent may, and at the request of the Required Term Lenders shall, exercise any rights and remedies provided to the Term Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Term Administrative Agent

(a) Appointment and Duties of Term Administrative Agent. Each of the Term Lenders hereby irrevocably appoints the Term Administrative Agent as its agent and authorizes the Term Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Term Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Term Lenders hereby irrevocably appoints Chase as its Collateral Agent for purposes of the perfection of all Liens created by the Loan Documents an all other purposes stated therein and authorizes Collateral Agent to enter into and exercise such powers as set forth in the Intercreditor Agreement.

The bank serving as the Term Administrative Agent hereunder shall have the same rights and powers in its capacity as a Term Lender as any other Term Lender and may exercise the same as though it were not the Term Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Term Administrative Agent hereunder.

(b) Limited Duties. The Term Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Term Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(b) the Term Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Term Administrative Agent is required to exercise in writing as directed by the Required Term Lenders (or such other number or percentage of the Term Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Term Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Term Administrative Agent or any of their Affiliates in any capacity. The Term Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Term Lenders (or such other number or percentage of the Term Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Term Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Term Administrative Agent by the Borrower or a Term Lender. The Term Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Term Administrative Agent.

(c) Reliance. The Term Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Term Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Term Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(d) Delegation of Rights and Duties. The Term Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Term Administrative Agent. The Term Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding clauses shall apply to any such sub-agent and to the Related Parties of the Term Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Term Administrative Agent.

(e) Resignation of Term Administrative Agent. Subject to the appointment and acceptance of a successor Term Administrative Agent as provided in this clause, the Term Administrative Agent may resign at any time by notifying the Term Lenders and the Borrower. Upon any such resignation, the Required Term Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Term Lenders and shall have accepted such appointment within 30 days after the retiring Term Administrative Agent gives notice of its resignation, then the retiring Term Administrative Agent may, on behalf of the Term Lenders, appoint a successor Term Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Term Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Term Administrative Agent and the retiring Term Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Term Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Term Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Term Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Term Administrative Agent.

(f) Lender Credit Decision. Each Term Lender acknowledges that it has, independently and without reliance upon the Term Administrative Agent or any other Term Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Term Lender also acknowledges that it will, independently and without reliance upon the Term Administrative Agent or any other Term Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(g) Reports. Each Term Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the ABL Administrative Agent under the ABL Credit Agreement; (b) the ABL Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the ABL Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to the ABL Credit Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the ABL Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by any such Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Term Lender.

(h) Agents Generally. The Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Term Lenders as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices . (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower at:

Orchard Supply Hardware LLC

6450 Via Del Oro

San Jose, CA 95119

Attention: Chief Financial Officer and General Counsel

Facsimile No: (408) 629-7174

(ii)	if to the Term Administrative Agent, to JPMorgan Chase Bank, N.A., at:

Houston Loan and Agency Services

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Tel: (713) 750-3803

Fax: (713) 750-2823

with copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue 4th Floor

New York, New York 10017

Attention: Barry Bergman

Tel: (212) 270-0203

Fax: (212) 270-3279

with copy to:

JPMorgan Chase Bank, N.A.

530 Fifth Avenue, 8th Floor

New York, New York 10036

Attention: Marie Espinal

Tel: (212) 837-3305

Fax: (212) 837-3333

(iii)	if to any other Term Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Term Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Term Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(e) unless otherwise agreed by the Term Administrative Agent and the applicable Term Lender. The Term Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments . (a) No failure or delay by the Term Administrative Agent or any Term Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Term Administrative Agent and the Term Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether the Term Administrative Agent or any Term Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Term Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Term Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Term Lenders; provided that no such agreement shall (i) increase the Term Commitment of any Term Lender without the written consent of such Term Lender, (ii) reduce or forgive the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Term Lender directly affected thereby, (iii) postpone the Term Loan Maturity Date or any scheduled date of payment of the principal amount of any Term Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Commitment, without the written consent of each Term Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Term Lender, (v) change any of the provisions of this Section or the definition of “Required Term Lenders” or any other provision of any Loan Document specifying the number or percentage of Term Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Term Lender, (vi) release all or substantially all of the Loan Guarantors from their obligations under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Term Lender, or (vii) except as provided in clauses (d) and (e) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Term Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Term Administrative Agent hereunder without the prior written consent of the Term Administrative Agent; and provided, further, that with respect to any amendment, waiver or modification of this Agreement or any Loan Document requiring the consent of the Required Term Lenders or of all affected Term Lenders pursuant to this Section 9.02, Ares Capital Markets Group shall not be entitled to vote with respect to any Disqualified Ares Loans. The Term Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Term Lenders hereby irrevocably authorize the Term Administrative Agent, at its option and in its sole discretion, to release any Loan Guarantor or any Liens granted to the Term Administrative Agent by the Loan Parties on any Collateral (i) upon the payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), (ii) constituting property being sold or disposed of if such sale or disposition is made in compliance with the terms of this Agreement, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Term Administrative Agent and the Term Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Term Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Term Lenders; provided that, the Term Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $500,000 during any calendar year without the prior written authorization of the Required Term Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Term Lender” or “each Term Lender affected thereby,” the consent of the Required Term Lenders is obtained, but the consent of other necessary Term Lenders is not obtained (any such Term Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Term Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Term Administrative Agent shall agree, as of such date, to purchase for cash the Term Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Term Lender on the day of such replacement under Section 2.16 had the Term Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Term Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower and each other Loan Party shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Term Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel and one local counsel in each relevant jurisdiction for the Term Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and the creation, perfection or protection of the Liens under the Loan Documents and (ii) all reasonable out-of-pocket expenses incurred by the Term Administrative Agent or any Term Lender, including the reasonable fees, charges and disbursements of any counsel for the Term Administrative Agent or any Term Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) lien and title searches and title insurance;

(ii) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;

(iii) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(iv) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

(b) The Borrower shall indemnify the Term Administrative Agent, each Syndication Agent (as defined in the Original Credit Agreement) and each Term Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability to the extent related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Term Administrative Agent under clause (a) or (b) of this Section, each Term Lender severally agrees to pay to the Term Administrative Agent, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Term Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Term Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Term Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Term Administrative Agent and the Term Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Term Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Term Lender, an Affiliate of a Term Lender, an Approved Fund or, if an Event of Default pursuant to clauses (a), (b), (g), (h) or (i) of Article VII has occurred and is continuing, any other assignee; and

(B) the Term Administrative Agent, provided that no consent of the Term Administrative Agent shall be required for an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made to any Permitted Debt Holder (other than Ares Capital Markets Group) if, after giving effect to such assignment, the Permitted Debt Holders (other than Ares Capital Markets Group), collectively, would hold in excess of 25% of the outstanding principal amount of the Term Loans held by all Term Lenders at the time of acquisition; provided that (I) the Permitted Debt Holders (other than Ares Capital Markets Group) acquiring such Term Loans shall have delivered a voting restriction letter to the Term Administrative Agent in form and substance reasonably satisfactory to the Term Administrative Agent providing that such Permitted Debt Holders shall not consent to any amendment or waiver under this Agreement or any other Loan Document that has not been consented to by the holders of a majority of the Term Loans excluding any Term Loans held by such Permitted Debt Holder and (II) any such assignment to a Purchasing Borrower Party shall comply with Section 2.11(g);

(B) except in the case of an assignment to a Term Lender or an Affiliate of a Term Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Term Lender’s Term Commitment or Term Loans of any Class, the amount of the Term Commitment or Term Loans of the assigning Term Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Term Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Term Administrative Agent otherwise consent, provided that (i) no such consent of the Borrower shall be required if an Event of Default pursuant to clauses (a), (b), (g), (h) or (i) of Article VII has occurred and is continuing and (ii) such minimum amounts will not apply to any assignment to a Purchasing Borrower Party pursuant to a prepayment permitted by Section 2.11(g) of this Agreement;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Term Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment shall execute and deliver to the Term Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(E) the assignee, if it shall not be a Term Lender, shall deliver to the Term Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Term Lender, (b) an Affiliate of a Term Lender or (c) an entity or an Affiliate of an entity that administers or manages a Term Lender.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Term Lender under this Agreement, and the assigning Term Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Term Lender’s rights and obligations under this Agreement, such Term Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Term Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Term Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

(iv) The Term Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Term Lenders and principal amount of the Term Loans owing to, each Term Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Term Administrative Agent and the Term Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Term Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Term Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Term Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Term Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Term Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), the Term Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(c) (i) Any Term Lender may, without the consent of the Borrower or the Term Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Term Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loans owing to it); provided that (A) such Term Lender’s obligations under this Agreement shall remain unchanged, (B) such Term Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Term Administrative Agent and the other Term Lenders shall continue to deal solely and directly with such Term Lender in connection with such Term Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Term Lender sells such a participation shall provide that such Term Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Term Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clause (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Term Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Term Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Term Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Term Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Term Lender shall not be entitled to the benefits of Section 2.17 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Term Lender.

(d) Any Term Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Term Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Term Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Term Lender as a party hereto.

(e) Borrower Buybacks. Notwithstanding anything else to the contrary contained in this Agreement, any Term Lender may assign all or a portion of its Term Loans to a Purchasing Borrower Party in accordance with Section 2.11(g) (which assignment will not constitute a prepayment of Term Loans for any purposes of this Agreement and the other Loan Documents).

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Term Administrative Agent or any Term Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Term Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Term Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Term Administrative Agent and when the Term Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Term Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Term Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Obligations held by such Term Lender, irrespective of whether or not such Term Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Term Lender shall notify the Borrower and the Term Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Term Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Term Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Term Administrative Agent or any Term Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Term Administrative Agent and the Term Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) is or becomes publicly available other than as a result of a breach of this Section or (ii) is or becomes available to the Term Administrative Agent or any Term Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Term Administrative Agent or any Term Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, the Borrower will notify the Term Administrative Agent if the information includes material non-public information (within the meaning of United States federal securities laws) with respect to (x) prior to the Spin-Off, Sears Holdings Corporation and its Affiliates (taken as a whole) and any of their respective securities and (y) on and after the Spin-Off, Holdings and any of its securities. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to confidential information of a similar nature.

(b) EACH TERM LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE TERM ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH TERM LENDER REPRESENTS TO THE BORROWER AND THE TERM ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Term Lenders hereunder are several and not joint and the failure of any Term Lender to make any Term Loan or perform any of its obligations hereunder shall not relieve any other Term Lender from any of its obligations hereunder. Each Term Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Term Loans provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Term Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT ACT. Each Term Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and each Loan Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each Loan Guarantor, which information includes the name and address of the Borrower and other information that will allow such Term Lender to identify the Borrower and each Loan Guarantor in accordance with the Act.

SECTION 9.15. Disclosure. Each Loan Party and each Term Lender hereby acknowledges and agrees that the Term Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Term Lender hereby appoints each other Term Lender as its agent for the purpose of perfecting Liens, for the benefit of the Term Administrative Agent and the Term Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Term Lender (other than the Term Administrative Agent) obtain possession of any such Collateral, such Term Lender shall notify the Term Administrative Agent thereof, and, promptly upon the Term Administrative Agent’s request therefor shall deliver such Collateral to the Term Administrative Agent or otherwise deal with such Collateral in accordance with the Term Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Term Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Term Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Term Lender.

ARTICLE X

Loan Guaranty

SECTION 10.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Term Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and reasonable out-of-pocket expenses paid or incurred by the Term Administrative Agent and the Term Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Term Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Term Administrative Agent or any Term Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Term Administrative Agent any Term Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise (other than a defense of payment or performance), or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Term Administrative Agent or any Term Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Term Administrative Agent or any Term Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Term Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Term Administrative Agent and the Term Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Term Administrative Agent and the Term Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Term Lender.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Term Administrative Agent nor any Term Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Termination. Notwithstanding the receipt by the Term Administrative Agent of a notice of termination from any Loan Guarantor, each Loan Guarantor will continue to be liable to the Term Lenders for any Guaranteed Obligations created, assumed or committed to prior to the third day after the receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

SECTION 10.09. Taxes. Subject to the same exceptions and limitations applicable to the Borrower under Section 2.17 of the Agreement, mutatis mutandis, all payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Term Administrative Agent or Term Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.10. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Term Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Term Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Term Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the Closing Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the Closing Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Term Administrative Agent, the Term Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12. Liability Cumulative . The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Term Administrative Agent and the Term Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13. Common Enterprise The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit, directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Term Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.

Exhibit B to

Restatement Agreement

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Term Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Term Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Term Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Term Lender]2]

3. Borrower(s):	Orchard Supply Hardware LLC

[2]	Select as applicable.

Exhibit A-1

4. Term Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Term Loan Agreement

5. Term Loan Agreement:	The Amended and Restated Senior Secured Term Loan Agreement dated as of December [ ], 2011 among Orchard Supply Hardware LLC as Borrower, Orchard Supply Hardware Stores Corporation as Holdings, those certain Subsidiaries of Holdings party thereto, the Term Lenders party thereto and the Term Administrative Agent, and the other agents party thereto.
6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Term Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
Term B-1 Loans	$	$	%
Term B-2 Loans	$	$	%
Extended Term Loans	$	$	%
Refinancing Term Commitments	$	$	%
Refinancing Term Loans	$	$	%

7.	Effective Date of Assignment (the “Effective Date”): , 20 .[4]

The Assignee shall deliver to the Term Administrative Agent an Administrative Questionnaire in a form approved by the Term Administrative Agent in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Term Lenders thereunder.

[4]	To be inserted by the Term Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.

Exhibit A-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Exhibit A-3

[Consented to and][5]Accepted:

JPMorgan Chase Bank, N.A., as Term Administrative Agent

By
Title:

[Consented to:][6]

Orchard Supply Hardware LLC

By
Title:

[5]	Delete bracketed language if Assignee is a Term Lender, an Affiliate of a Term Lender or an Approved Fund.

[6]	Delete Borrower Consent Signature block if Assignee is a Term Lender, an Affiliate of a Term Lender or an Approved Fund or if a payment or bankruptcy Event of Default has occurred and is continuing.

Exhibit A-4

ANNEX 1

To Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Term Lender under the Term Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Term Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Term Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Term Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Term Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Term Administrative Agent or any other Term Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement duly completed and executed by the Assignee (including, if such Foreign Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under the Term Loan Agreement, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate); and (b) agrees that (i) it will, independently and without reliance on the Term Administrative Agent, the Assignor or any other Term Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Term Lender.

2. Payments. From and after the Effective Date, the Term Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit A-5

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A-6

Exhibit C to

Restatement Agreement

EXHIBIT G

FORM OF

DISCOUNTED PREPAYMENT OPTION NOTICE

Date:                     , 201

To: JPMORGAN CHASE BANK, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.11(g)(ii) of the Amended and Restated Term Loan Agreement, dated as of December [__], 2011, among Orchard Supply Hardware LLC, a Delaware limited liability company (the “Borrower”), Orchard Supply Hardware Stores Corporation, a Delaware corporation (“Holdings”), those certain Subsidiaries of Holdings parties thereto (together with Holdings, collectively, the “Loan Guarantors” and the Loan Guarantors, together with the Borrower, the “Loan Parties”), the lenders party thereto (collectively, the “Term Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (the “Term Administrative Agent”), and JPMorgan Chase Bank, N.A., as collateral agent (the “Collateral Agent”) (including all exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement).

The Borrower hereby notifies you that, effective as of [ ], 201[ ], pursuant to Section 2.11(g)(ii) of the Term Loan Agreement, the Borrower hereby notifies each Term Lender that it is seeking:

Exhibit G-1

(a) to prepay [Term B-1][Term B-2][Extended Term][Refinancing Term] Loans at a discount in an aggregate principal amount of $[ ]7 (the “Proposed Discounted Prepayment Amount”);

(b) a percentage discount to the par value of the principal amount of [Term B-1][Term B-2][Extended Term][Refinancing Term] Loans [greater than or equal to [ ]% of par value but less than or equal to [ ]% of par value][equal to [ ]% of par value] (the “Discount Range”);8 and

(c) a Lender Participation Notice on or before [ ], 201[ ]9, as determined pursuant to Section 2.11(g)(iii) of the Term Loan Agreement (the “Acceptance Date”).

The Borrower expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.11(g) of the Term Loan Agreement.

The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Term Lenders as follows:

1.	No Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment.

2.	Each of the other conditions to such Discounted Voluntary Prepayment contained in Section 2.11(g) of the Term Loan Agreement has been satisfied.

The Borrower respectfully requests that the Term Administrative Agent promptly notify each of the Term Lenders party to the Term Loan Agreement of this Discounted Prepayment Option Notice.

[7]	Insert amount that is minimum of $1,000,000.

[8]	The Borrower may specify different Discount Ranges for different classes of Term Loans.

[9]	Insert date (a Business Day) that is at least five Business Days after date of the Discounted Prepayment Option Notice.

Exhibit G-2

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

ORCHARD SUPPLY HARDWARE LLC

By:
Name:
Title:

Exhibit G-3

Exhibit D to

Restatement Agreement

EXHIBIT H

FORM OF

LENDER PARTICIPATION NOTICE

Date:                     , 20

To: JPMORGAN CHASE BANK, N.A., as Term Administrative Agent

Ladies and Gentlemen:

Reference is made to (a) the Amended and Restated Term Loan Agreement, dated as of December [__], 2011, among Orchard Supply Hardware LLC, a Delaware limited liability company (the “Borrower”), Orchard Supply Hardware Stores Corporation, a Delaware corporation (“Holdings”), those certain Subsidiaries of Holdings parties thereto (together with Holdings, collectively, the “Loan Guarantors” and the Loan Guarantors, together with the Borrower, the “Loan Parties”), the lenders party thereto (collectively, the “Term Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (the “Term Administrative Agent”), and JPMorgan Chase Bank, N.A., as collateral agent (the “Collateral Agent”) (including all exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”) and (b) that certain Discounted Prepayment Option Notice, dated [ ], 20[ ], from the Borrower (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Term Loan Agreement or the Discounted Prepayment Option Notice, as applicable.

The undersigned Term Lender hereby gives you notice, pursuant to Section 2.11(g)(iii) of the Term Loan Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Term Loans held by such Term Lender:

in a maximum aggregate principal amount of:

$[ ] of [Term B-1][Term B-2][Extended Term][Refinancing Term] Loans ([collectively,] the “Offered Loans”), and at a percentage discount to par value of the principal amount of [Term B-1][Term B-2][Extended Term][Refinancing Term] Loans equal to [ ]%[10] of par value (the “Acceptable Discount”).[11]

The undersigned Term Lender expressly agrees that this offer is subject to the provisions of Section 2.11(g) of the Term Loan Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.11(g)(iii) of the Term Loan Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Term Lender hereby expressly consents and agrees to a prepayment of its [Term B-1][Term B-2][Extended Term][Refinancing Term] Loans pursuant to Section 2.11(g) of the Term Loan Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value.

[10]	Insert amount within Discount Range.

[11]	Term Lender may specify different Acceptable Discounts for each Class of Term Loans.

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF TERM LENDER]

By:
Name:
Title:

[By:
Name:
Title:][1][2]

[12]	If a second signature is required.

Exhibit E to

Restatement Agreement

EXHIBIT I

FORM OF DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date:                     , 20

To: JPMORGAN CHASE BANK, N.A., as Term Administrative Agent

Ladies and Gentlemen:

This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.11(g)(v) of the Amended and Restated Term Loan Agreement, dated as of December [__], 2011, among Orchard Supply Hardware LLC, a Delaware limited liability company (the “Borrower”), Orchard Supply Hardware Stores Corporation, a Delaware corporation (“Holdings”), those certain Subsidiaries of Holdings parties thereto (together with Holdings, collectively, the “Loan Guarantors” and the Loan Guarantors, together with the Borrower, the “Loan Parties”), the lenders party thereto (collectively, the “Term Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (the “Term Administrative Agent”), and JPMorgan Chase Bank, N.A., as collateral agent (the “Collateral Agent”) (including all exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement).

The Borrower hereby irrevocably notifies you that, pursuant to Section 2.11(g)(v) of the Term Loan Agreement, the Borrower will make a Discounted Voluntary Prepayment to each Term Lender with Qualifying Loans, which shall be made:

(a) on or before [ ], 201[ ]13 , as determined pursuant to Section 2.11(g)(v) of the Term Loan Agreement,

(b) in the aggregate principal amount of $[            ] [Term B-1][Term B-2][Extended Term][Refinancing Term] Loans,

(c) at a percentage discount to the par value of the principal amount of the [Term B-1][Term B-2][Extended Term][Refinancing Term] Loans equal to [ ]% of par value (the “Applicable Discount”).14

The Borrower expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.11(g) of the Term Loan Agreement.

The Borrower hereby represents and warrants to the Term Administrative Agent on behalf of the Term Administrative Agent and the Term Lenders as follows:

1.	No Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment.

2.	Each of the other conditions to such Discounted Voluntary Prepayment contained in Section 2.11(g) of the Term Loan Agreement has been satisfied.

The Borrower agrees that if prior to the date of the Discounted Voluntary Prepayment, any representation or warranty made herein by it will not be true and correct as of the date of the Discounted Voluntary Prepayment as if then made, it will promptly notify the Term Administrative Agent in writing of such fact, who will promptly notify each participating Term Lender. After such notification, any participating Term Lender may revoke its Lender Participation Notice within two Business Days of receiving such notification.

The Borrower respectfully requests that the Term Administrative Agent promptly notify each of the Term Lenders party to the Term Loan Agreement of this Discounted Voluntary Prepayment Notice.

[13]

Insert date (a Business Day) that is at least three Business Days after the date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Tern Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

[14]	The Applicable Discount for each Class of Term Loans may differ.

IN WITNESS WHEREOF, the undersigned have executed this Discounted Voluntary Prepayment Notice as of the date first above written.

ORCHARD SUPPLY HARDWARE LLC

By:
Name:
Title:

Exhibit F to

Restatement Agreement

SCHEDULE 3.06 TO AMENDED AND RESTATED CREDIT AGREEMENT

Schedule 3.06 – Disclosed Matters

Legal Matters

Save Mart v. Orchard Supply Hardware LLC —On April 1, 2011, a judgment was entered against Orchard in the case of Save Mart Supermarkets v. Orchard Supply Hardware LLC, in California Superior Court in Fresno, California. Save Mart obtained a $5.1 million verdict on claims of breach of contract and breach of the implied covenant of good faith relating to the termination by Orchard Supply Hardware LLC of a contract for the lease of a store to be built by Save Mart. On August 24, 2011, Orchard entered into a settlement agreement with Save Mart to satisfy the $5.1 million judgment, release Orchard of all liabilities and waive all rights of appeals by both parties. The settlement includes three parts: (1) a $0.5 million cash consideration paid to Save Mart; (2) the amendment and extension of an existing lease between Save Mart and Orchard for a store unrelated to the one originally in dispute and (3) the lease of a new property to Orchard.

Product Liability Litigation – In the ordinary course of business, Orchard is subject to product liability litigation as a result of the sale of certain products, including products that have included asbestos. Orchard is currently a party in two such cases, both pertaining to asbestos. These asbestos cases are early in the proceedings and it is not currently possible to evaluate the likelihood of an unfavorable outcome and not, therefore, possible to estimate with any degree of certainty any range of possible loss. However, in similar litigations Orchard has been routinely dismissed and in those cases that Orchard has settled, the settlement has not been material.

Wage and Hour Violation Class Action Claims – Orchard is from time to time subject to class action claims of wage and hour violations. These claims generally seek monetary damages including back pay and statutory penalties, injunctive relief, or both. If a class were certified in one of these cases, an unfavorable judgment or settlement might be material. Based on the information currently available, management does not believe that any such legal proceedings that may be currently pending would have a material adverse effect on the consolidated financial position or results of operations of the Company.

Employment Discrimination Claims – Orchard is from time to time subject to claims of employment discrimination, unlawful employment practices and other Americans with Disabilities Act claims. These claims have not involved members of senior management and do not ordinarily involve damage claims that are material to our business.

Real Estate Matters – Orchard has been involved in various real estate related legal proceedings. These include Delgado v. Orchard Supply Hardware et al., a lawsuit involving a claim that certain architectural barriers at one of the Orchard facilities impaired the plaintiff’s access to the premises, in connection with which Orchard paid a settlement of $36,000. Pilgreen v. Orchard Supply Hardware Corporation, another real estate related legal proceeding involving a claim of impairment to access premises, has not yet reached a formal settlement, although the fundamental terms to a settlement of $19,000 were reached in September 2010.

In addition, OSH is subject to various legal proceedings, involving insured and other routine litigation incidental to the business.

Environmental Matters

South Coast Air Quality Management District – The South Coast Air Quality Management District issued a notice of violation on April 30, 2010, alleging over 4,000 violations at $1,000 each. In December 2010, Orchard submitted a detailed explanation of why the violations were far less and why a more equitable settlement should be in the range of $50,000. To date, Orchard has not received a counter offer.

Yolo-Solano Air Quality Management District – Based on a store inspection in June 2010, the Yolo Air District alleged violations of rule limiting nitrogen oxide emissions from water heaters sold at the Woodland, California store. While the original penalty was estimated in the $150,000 range, counsel to Orchard is currently working on a settlement in the $20,000—$32,000 range that could include an agreement to distribute a pamphlet to customers of the store.

Orchard has responded to several other notices of alleged air district violations, but has not received further communication from the relevant air districts.

The consequences of these matters are not presently determinable but, in the opinion of management after consulting with legal counsel, the ultimate liability in excess of reserves currently recorded is not expected to have a material effect on OSH’s financial position or results of operations.